Exhibit 10.3

EXECUTION VERSION

EQUITY COMMITMENT AGREEMENT

This EQUITY COMMITMENT AGREEMENT (this “Agreement”), dated as of March 4, 2026, is made by and among TPI Composites, Inc., a Delaware corporation, (solely for the purposes of Section 1(d)(ii), Section 6(l), Section 11(d)(ii), Section 11(d)(iii), Section 13, Section 14, Section 15, Section 17, Section 18, Section 19, Section 21, Section 22, Section 24) (“TPI Parent”), TPI Mexico V, LLC, a Delaware limited liability company and a wholly owned subsidiary of TPI Parent (“TPI Mexico V”), TPI Mexico VI, LLC, a Delaware limited liability company and a wholly owned subsidiary of TPI Parent (“TPI Mexico VI”), Vestas America Holding, Inc., a Delaware corporation (the “Commitment Party”) and solely for purposes of Section 15, Vestas Wind Systems A/S, a corporation incorporated under the laws of Denmark (“Commitment Party Parent”). TPI Mexico V and TPI Mexico VI are referred to herein, individually, as a “TPI Group Entity” and, collectively, as the “TPI Group Entities,” and each of TPI Parent (solely with respect to the applicable mentions), the TPI Group Entities and the Commitment Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties.” Certain capitalized terms used in this Agreement have the meanings ascribed to such terms in Exhibit A attached hereto.

WHEREAS, on August 11, 2025, TPI Parent and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, the Parties have agreed to a restructuring of the capital structure and liabilities of TPI Mexico V and TPI Mexico VI (the “Restructuring”), to be implemented through the joint plan of reorganization for the TPI Group Entities (as may be amended, supplemented, amended and restated or otherwise modified from time to time in a manner reasonably acceptable to the Commitment Party, the “Plan”), the material terms of which are set forth in the term sheet attached hereto as Exhibit B (the “Plan Term Sheet”);

WHEREAS, (a) TPI Parent owns all of the issued and outstanding equity interests of each of TPI Mexico V and TPI Mexico VI, (b) TPI Mexico V owns 99.99% of the issued and outstanding equity interests of TPI Composites II, S. de R.L. de C.V., a company organized under the laws of Mexico (the “Mexico Subsidiary”), and (c) TPI Mexico VI owns the remaining 0.01% of the issued and outstanding equity interests of the Mexico Subsidiary;

WHEREAS, TPI Mexico V owns thirty-three and three-tenths percent (33.3%) of the issued and outstanding equity interests in TPI Holdings Mexico, LLC, a Delaware limited liability company (the “Unrelated Mexico Entity”), and, prior to the Plan Effective Date (defined below), subject to the approval of the Bankruptcy Court (which approval may be effected by way of the Confirmation Order (defined below)), TPI Mexico V will assign all of its equity interests in the Unrelated Mexico Entity to one or more Affiliates or other Persons in accordance with the Plan (the “Unrelated Mexico Entity Assignment”);

WHEREAS, subject to the Bankruptcy Court’s entry of an order confirming the Plan (the “Confirmation Order”), consummation of the Plan and satisfaction of the other conditions specified in Section 8(a) and Section 8(b) hereof, on the effective date of the Plan (the “Plan Effective Date”), in exchange for the Final Purchase Price (as defined below), which shall be allocated between TPI Mexico V, as reorganized pursuant to the Plan (“Reorganized TPI Mexico V”), and TPI Mexico VI, as reorganized pursuant to the Plan (“Reorganized TPI Mexico VI”), which allocation is set forth in Annex I attached hereto (the “Allocation Schedule”), (a) TPI Mexico V will issue new equity interests representing one hundred percent (100%) of the equity interests of Reorganized TPI Mexico V (the “TPI Mexico V Direct Investment Interests” and such investment by the Commitment Party, the “TPI Mexico V Direct Investment”), and (b) TPI Mexico VI will issue new equity interests representing one hundred percent (100%) of the equity interests of Reorganized TPI Mexico VI (the “TPI Mexico VI Direct Investment Interests” and such investment by the Commitment Party, the “TPI Mexico VI Direct Investment”), in each case, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, simultaneously with the execution of this Agreement, TPI Parent, certain of its Affiliates and the Commitment Party have entered into that certain Asset Purchase Agreement (the “APA”) and the Amendment to Amended and Restated Sub-Supplier Advance Agreement (the “Amendment to A&R Advance Agreement”).

NOW, THEREFORE, for and in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1. THE EQUITY COMMITMENT.

(a) Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement:

(i) The Commitment Party hereby agrees to purchase all of the TPI Mexico V Direct Investment Interests, free and clear of any and all Liens (other than any transfer restrictions of general applicability arising under the Securities Act or any other applicable securities Laws) for the portion of the Final Purchase Price set forth on the Allocation Schedule and in accordance with Section 1(b) (the “TPI Mexico V Equity Commitment”).

(ii) The Commitment Party hereby agrees to purchase all of the TPI Mexico VI Direct Investment Interests, free and clear of any and all Liens (other than any transfer restrictions of general applicability arising under the Securities Act or any other applicable securities Laws) for the portion of the Final Purchase Price set forth on the Allocation Schedule and in accordance with Section 1(b) (the “TPI Mexico VI Equity Commitment” and, together with the TPI Mexico V Equity Commitment, the “Equity Commitment”).

(iii) On the Plan Effective Date, pursuant to the Plan (A) all of the existing equity interests of TPI Mexico V and TPI Mexico VI shall be cancelled, (B) such TPI Group Entities shall be reorganized in accordance with the Plan, (C) Reorganized TPI Mexico V will issue and sell to the Commitment Party, and the Commitment Party will purchase, the TPI Mexico V Direct Investment Interests, and Reorganized TPI Mexico V will become a wholly owned subsidiary of the Commitment Party and (D) Reorganized TPI Mexico VI will issue and sell to the Commitment Party, and the Commitment Party will purchase, the TPI Mexico VI Direct Investment Interests, and Reorganized TPI Mexico VI will become a wholly owned subsidiary of the Commitment Party.

(iv) The aggregate consideration to be paid by the Commitment Party for the sale of all of the Direct Investment Interests shall be an amount in cash equal to (A) the Base Purchase Price, plus (B) Estimated Cash, minus (C) Estimated Debt, plus (D) Estimated Inventory Amount, plus (E) Estimated Accounts Receivable Amount, minus (F) Estimated Transaction Costs (collectively, the “Estimated Purchase Price”, as finally determined in accordance with Section 1(e) (as adjusted, the “Final Purchase Price”)).

(v) Delivery of the Direct Investment Interests will be made by Reorganized TPI Mexico V and Reorganized TPI Mexico VI, as applicable, on the Plan Effective Date, upon release of the Estimated Purchase Price and the Estimated Transaction Costs from the Purchase Price Escrow Account, upon which time such funds shall be delivered to WindDown Co by wire transfer of immediately available funds to the accounts specified by WindDown Co to the Commitment Party at least twenty-four (24) hours in advance of the Plan Effective Date.

(b) Deposit Escrow. Upon the execution of this Agreement, pursuant to the terms of the Escrow Agreement, the Commitment Party shall immediately deposit the Deposit Escrow Amount with the Escrow Agent by wire transfer of immediately available funds to be released by the Escrow Agent and delivered to either the Commitment Party or WindDown Co in accordance with the provisions of this Agreement, the Escrow Agreement and the Bidding Procedures Order.

(c) Estimated Payment Statement; Commitment Funding.

(i) No fewer than seven (7) Business Days before the Plan Effective Date, the TPI Group Entities shall prepare and deliver, or cause to be prepared and delivered, to the Commitment Party by email a reasonably detailed written statement (the “Estimated Payment Statement”) setting forth a good faith estimate, as of the Plan Effective Date, of each of: (A) the Cash Amount (the “Estimated Cash”), (B) the amount of Debt of the Mexico Subsidiary (if any) (the “Estimated Debt”), (C) the Inventory Amount (the “Estimated Inventory Amount”), (D) the Accounts Receivable Amount (the “Estimated Accounts Receivable Amount”), (E) the aggregate amount of Transaction Costs (the “Estimated Transaction Costs”) and (F) the resulting Estimated Purchase Price.

(ii) No fewer than five (5) Business Days before the Plan Effective Date, the TPI Group Entities shall deliver, or cause to be delivered, to the Commitment Party by email a written notice (the “Commitment Funding Notice”) of (A) wire instructions for the Adjustment Escrow Account, the Purchase Price Escrow Account and, solely to the extent the Disputed Lease Amount as of the Commitment Funding Notice is greater than $0.00, the Disputed Lease Escrow Account and (B) the deadline for delivery of the Estimated Purchase Price, which shall be three (3) Business Days before the Plan Effective Date (the “Commitment Funding Deadline”).

(iii) No later than the Commitment Funding Deadline, the Commitment Party shall deliver and pay to (A) the Plan Escrow Agent, the Purchase Price Escrow Amount and (B) the Adjustment Escrow Agent, (i) the Adjustment Escrow Amount and (ii) solely to the extent the Disputed Lease Amount as of the Commitment Funding Notice is greater than $0.00, the Disputed Lease Amount, by wire transfer in immediately available funds, into the Purchase Price Escrow Account, the Adjustment Escrow Account, and the Disputed Lease Escrow Account, respectively, as applicable. If this Agreement is terminated pursuant to Section 11 (other than Section 11(c)(i)) or if the Plan Effective Date does not occur within five (5) Business Days following the Commitment Funding Deadline, the TPI Group Entities shall instruct the Plan Escrow Agent to release the funds held in the Purchase Price Escrow Account and the Adjustment Escrow Agent to release the funds held in the Adjustment Escrow Account and the Disputed Lease Escrow Account, in each case, to the Commitment Party, without any interest accrued thereon, promptly following such termination or such fifth (5th) Business Day. Notwithstanding the foregoing, (1) the Commitment Party may elect to net from the Purchase Price Escrow Amount any cash distributions it or its Affiliates are entitled to receive under the Plan as of the Plan Effective Date on account of any unsecured claims against the TPI Group Entities (based on unsecured claims held against the TPI Group Entities as of two (2) Business Days prior to the Commitment Funding Deadline, as determined (and, for the avoidance of doubt, mutually agreed) by the Commitment Party and TPI Parent) (such amount, the “Claims Amount”), (2) in the event that the Commitment Party exercises such right, in lieu of delivering the Purchase Price Escrow Amount in its entirety as provided herein, the Commitment Party shall be obligated to deliver the Purchase Price Escrow Amount less any such Claims Amount by the Commitment Funding Deadline and (3) on the Plan Effective Date, the

Commitment Party shall be deemed to have delivered such Claims Amount to TPI Parent or its applicable Debtor Affiliate in partial or full (as applicable) satisfaction of the Commitment Party’s payment of the Estimated Purchase Price, and the TPI Group Entities shall be deemed to have delivered such Claims Amount to such Commitment Party or its applicable Affiliate in partial or full (as applicable) satisfaction of such Commitment Party’s or Affiliate’s entitlements under the Plan.

(d) Certain Deliverables Due on the Plan Effective Date. On or prior to the Plan Effective Date:

(i) Each of the TPI Group Entities, as applicable, shall deliver or cause to be delivered to the Commitment Party, the following:

(A) to the extent the Direct Investment Interests are certificated, (1) a certificate representing the TPI Mexico V Direct Investment Interests and (2) a certificate representing the TPI Mexico VI Direct Investment Interests;

(B) the officer’s certificates required to be delivered pursuant to Section 8(a)(ix)(E);

(C) evidence, in form and substance reasonably satisfactory to the Commitment Party, that all consents, approvals, or waivers required in connection with the assignment or transfer of each of the contracts set forth on Section 1(d)(i)(C) of the Disclosure Schedules have been duly obtained and are in full force and effect;

(D) an IRS Form W-9 from TPI Parent and each TPI Group Entity;

(E) the Oaktree Consent and evidence, in form and substance reasonably satisfactory to the Commitment Party, that all Liens (other than Permitted Liens) filed by Oaktree Fund Administration, LLC solely with respect to the Mexico Subsidiary (including the equity interests thereof) have been released or terminated; and

(F) any and all other instruments of conveyance and transfer (including such instruments documented in a notarial deed), in form and substance reasonably acceptable to the TPI Group Entities and the Commitment Party, as may be necessary to issue and sell the Direct Investment Interests to the Commitment Party and to consummate the transactions contemplated hereby.

(ii) TPI Parent shall deliver or cause to be delivered to the Commitment Party (or in the case of Section 1(d)(ii)(A) and Section 1(d)(ii)(E) below, the Escrow Agent and the Adjustment Escrow Agent, respectively) the following:

(A) written instructions to the Escrow Agent, duly executed by TPI Parent, instructing the (x) Escrow Agent to deliver from the Deposit Escrow Account to WindDown Co, an amount equal to the Deposit Escrow Amount and (y) Plan Escrow Agent to deliver from the Purchase Price Escrow Account to (1) WindDown Co, an amount equal to the Estimated Purchase Price (less (i) the Adjustment Escrow Amount, (ii) Disputed Lease Amount and (iii) any Claims Amounts permitted to be netted therefrom pursuant to Section 1(c)(iii)), (2) to the Persons entitled thereto, the Estimated Transaction Costs, and (3) to the holders of Estimated Debt of the Mexico Subsidiary for borrowed money, if any, the amounts payable in respect of such Estimated Debt as set forth in the Payoff Letters (provided, that if the Plan Escrow Agent confirms in writing that it will be unable to make any payments contemplated by prongs (2) or (3) of this Section 1(d)(ii)(A), the Parties agree that such amounts shall be released to Winddown Co for payment by Winddown Co to such third-party on the Plan Effective Date);

(B) with respect to any Debt for borrowed money of the Mexico Subsidiary, a payoff letter (the “Payoff Letters”) from the holder of such Debt to be repaid on the Plan Effective Date, if any, and, to the extent any such Debt exists, evidence in form and substance reasonably satisfactory to the Commitment Party, that all Liens (other than Permitted Liens), to the extent there are any, in connection therewith have been released or terminated;

(C) an IRS Form W-9 of TPI Parent;

(D) a counterpart to the TSA, duly executed by the TPI Parent and/or its applicable Affiliates (or, any successor-in-interest to TPI Parent’s Excluded Business), to the extent the TSA is not already in full force and effect as of the Plan Effective Date;

(E) a counterpart to the adjustment escrow agreement, duly executed by the TPI Parent, in a form reasonably acceptable to the TPI Group Entities and the Commitment Party (the “Adjustment Escrow Agreement”);

(F) a joinder, duly executed by WindDown Co, in the form reasonably acceptable to the TPI Group Entities and the Commitment Party;

(G) a counterpart to the IP License Agreement, duly executed by TPI Parent and the other Affiliates of TPI Parent party thereto; and

(H) a written acknowledgement in form and substance reasonably satisfactory to Commitment Party, executed by QVC and addressed to the Commitment Party, pursuant to which QVC shall acknowledge and agree that among other things (i) QVC accepts the Commitment Party’s replacement guaranty for the MX4 Lease, effective as of the Plan Effective Date in substitution for the existing guaranty of TPI Parent in support of the MX4 Lease (the “MX4 Lease Guaranty”), which MX4 Lease Guaranty shall be of no further force or effect from and after the Plan Effective Date, (ii) as of the Plan Effective Date, QVC waives any and all existing defaults of the Mexico Subsidiary and its Affiliates (to the extent applicable) under the MX4 Lease occurring prior to the Plan Effective Date, whether known or unknown, and (iii) the MX4 Lease is in full force and effect as of the Plan Effective Date.

(iii) The Commitment Party shall deliver or cause to be delivered to the TPI Group Entities (or in the case of Section 1(d)(iii)(D) below, the Adjustment Escrow Agent) the following:

(A) a counterpart to the TSA, duly executed by the Commitment Party or its Affiliate, to the extent the TSA is not already in full force and effect as of the Plan Effective Date;

(B) a counterpart to the IP License Agreement, duly executed by the Commitment Party or its Affiliate;

(C) the officer’s certificate required to be delivered to the TPI Group Entities pursuant to Section 8(b)(v)(E); and

(D) a counterpart to the Adjustment Escrow Agreement, duly executed by the Commitment Party.

(e) Final Payment Statement; Purchase Price Adjustment.

(i) Within sixty (60) days after the Plan Effective Date, the Commitment Party shall deliver to WindDown Co a reasonably detailed statement (the “Final Payment Statement”) setting forth the Commitment Party’s good faith calculation, as of the Plan Effective Date, of (A) the Cash Amount, (B) Debt of the Mexico Subsidiary (if any), (C) the Inventory Amount, (D) the Accounts Receivable Amount, (E) the Transaction Costs, and (F) the Commitment Party’s calculation of the Final Purchase Price, together with true, correct and complete copies of all work papers and other information and documentation used in the calculations set forth therein.

(ii) Following receipt of the Final Payment Statement, WindDown Co shall have a period of thirty (30) days (the “Review Period”) to review the Final Payment Statement, including all work papers, books and records of the Commitment Party and its Affiliates related to the Business prior to the Plan Effective Date used to prepare the Final Payment Statement. The Commitment Party shall promptly make reasonably available its employees and Representatives responsible for and knowledgeable about the information used in, and the preparation of the Final Payment Statement.

(iii) If WindDown Co disputes any item set forth in the Final Payment Statement, WindDown Co shall, during the Review Period, deliver written notice to the Commitment Party specifying in reasonable detail the basis for such dispute and WindDown Co’s proposed modifications to the Final Payment Statement calculated in accordance with the terms of this Agreement (such notice, the “Dispute Notice”). WindDown Co shall only be entitled to deliver one (1) Dispute Notice. Upon the expiration of the Review Period, any matters that are not subject to a timely delivered Dispute Notice shall be deemed to have been accepted by WindDown Co and shall be conclusive and binding upon the Parties. During the thirty (30)-day period immediately following the date on which WindDown Co delivers a Dispute Notice (the “Resolution Period”), the Commitment Party and WindDown Co shall negotiate in good faith to reach an agreement on such matters identified in the Dispute Notice, and, to the extent such matters are so resolved within the Resolution Period, then the Final Payment Statement as revised to incorporate such changes as agreed between the Commitment Party and WindDown Co shall be conclusive and binding upon all Parties as the Final Payment Statement. If the Commitment Party and WindDown Co fail to resolve any or all such disputed items within the Resolution Period, then such remaining disputed items shall be finally and conclusively determined by the Bankruptcy Court. WindDown Co and the Parties agree that, to the extent not prohibited by the Bankruptcy Code or other applicable Law, the Bankruptcy Court shall render its determination of matters subject to dispute in the Dispute Notice based solely on (i) written presentations of the Commitment Party, on the one hand, and WindDown Co, on the other hand, submitted to the Bankruptcy Court and not by independent review and (ii) only those matters in dispute as set forth in the Dispute Notice and without assigning a value to any item greater than the greatest value for such item claimed by the Commitment Party or WindDown Co.

(iv) All amounts set forth in the Estimated Payment Statement and the Final Payment Statement, and the determinations and calculations contained therein, shall be prepared in a manner consistent with GAAP and in accordance with the defined terms set forth herein, as applicable.

(v) As promptly as possible, but in any event no later than the fifth (5th) Business Day following the date on which the Final Payment Statement becomes conclusive and binding on WindDown Co and the Parties in accordance with this Section 1(e), the difference between the Final Purchase Price and the Estimated Purchase Price (the “Adjustment Amount”) shall be determined, and the following payments shall be made:

(A) If the Final Purchase Price is less than the Estimated Purchase Price (such Adjustment Amount, the “Adjustment Deficit”), then WindDown Co and the Commitment Party shall execute and deliver a joint written instruction to the Escrow Agent within two (2) Business Days following the date on which the Final Purchase Price is finally determined pursuant to this Section 1(e) directing the Adjustment Escrow Agent to release from the Adjustment Escrow Account and pay to the Commitment Party an amount equal to such Adjustment Deficit. In the event that such Adjustment Deficit is less than the Adjustment Escrow Amount, then WindDown Co and the Commitment Party shall jointly instruct the Adjustment Escrow Agent to release from the Adjustment Escrow Account any remaining amounts therein (after payment of such Adjustment Deficit from the Adjustment Escrow Account to the Commitment Party) to WindDown Co within two (2) Business Days following the date on which the Final Purchase Price is finally determined pursuant to this Section 1(e).

(B) If the Final Purchase Price is greater than the Estimated Purchase Price (such Adjustment Amount, the “Adjustment Surplus”), then (1) the Commitment Party shall pay by wire transfer of immediately available funds to an account or accounts as directed by WindDown Co, an amount equal to the Adjustment Surplus within two (2) Business Days following the date on which the Final Purchase Price is finally determined pursuant to this Section 1(e), and (2) WindDown Co and the Commitment Party shall execute and deliver a joint written instruction to the Adjustment Escrow Agent directing the Adjustment Escrow Agent to release from the Adjustment Escrow Account and pay to WindDown Co the Adjustment Escrow Amount.

Notwithstanding anything herein to the contrary, no payment of the Adjustment Deficit nor Adjustment Surplus shall exceed an amount equal to the Adjustment Escrow Amount. Upon and following payment of the amounts provided in this Section 1(e)(v) in accordance herewith, neither WindDown Co nor the Commitment Party may make or assert any claim under this Section 1(e).

(f) Disputed Lease Amount.

(i) If the Disputed Lease Amount is $0.00 as of any time between the Commitment Funding Notice and the Plan Effective Date, then, on the Plan Effective Date, the Commitment Party and WindDown Co shall jointly instruct the Adjustment Escrow Agent to release all amounts in the Disputed Lease Escrow Account to WindDown Co.

(ii) If the Disputed Lease Amount as of the Plan Effective Date is greater than $0.00:

(A) A deposit shall be made into the Disputed Lease Escrow Account in accordance with Section 1(c)(iii). From and after the Plan Effective Date unless and until released in accordance with this Section 1(f), the Adjustment Escrow Agent shall maintain the Disputed Lease Amount in the Disputed Lease Escrow Account and shall release amounts in the Disputed Lease Escrow Account to the Commitment Party or to WindDown Co in accordance with this Section 1(f).

(B) Following the Plan Effective Date until December 31, 2026, WindDown Co shall have the right to control, at its sole cost and expense, the negotiation, prosecution and settlement of the Disputed Lease Matter. The Commitment Party and the Mexico Subsidiary shall reasonably cooperate with WindDown Co in connection with the Disputed Lease Matter, including by providing non-privileged information reasonably available to them and responding to reasonable inquiries from QVC or the Comisión Nacional del Agua (CONAGUA); provided that the Commitment Party and the Mexico Subsidiary shall not be required to incur any material out-of-pocket costs or expenses in connection with such cooperation unless reimbursed by WindDown Co or engage in any litigation or appeal with QVC, the Comisión Nacional del Agua (CONAGUA) or any other Person. WindDown Co shall keep the Commitment Party reasonably informed of material developments with respect to the Disputed Lease Matter and shall provide the Commitment Party with copies of any material written communications with QVC or the Comisión Nacional del Agua (CONAGUA) relating thereto. The Commitment Party shall have the right, at its own expense, to participate in the defense, negotiation or settlement of the Disputed Lease Matter. Notwithstanding the foregoing, WindDown Co shall not, and shall not require the Mexico Subsidiary or the Commitment Party to, settle, compromise or otherwise resolve the Disputed Lease Matter without the prior written consent of the Commitment Party unless such settlement, compromise or resolution: (i) does not include any admission of liability, wrongdoing or fault by the Mexico Subsidiary, the Commitment Party or any of their respective Affiliates; (ii) does not impose any obligation, restriction or liability on the Mexico Subsidiary, the Commitment Party or any of their respective Affiliates (including any amendment to any Lease or Contract) other than the payment of monetary amounts equal to or less than the Disputed Lease Amount; and (iii) would not reasonably be expected to adversely affect the ongoing operation of the Mexico Subsidiary or the relationship of the Mexico Subsidiary with QVC or the Comisión Nacional del Agua (CONAGUA).

(C) If the Disputed Lease Matter is resolved prior to December 31, 2026 in a manner consistent with this Section 1(f), or is otherwise finally determined prior to December 31, 2026, then to the extent the Mexico Subsidiary or any Affiliate thereof is liable for any amounts due and owing in respect of such resolution or final determination, the Commitment Party shall pay such amounts to QVC or the Comisión Nacional del Agua (CONAGUA), as applicable, and the Parties shall jointly instruct the Adjustment Escrow Agent to release (x) to the Commitment Party, the amount actually paid by the Commitment Party pursuant to this Section 1(f)(ii)(C) which in no event will exceed the amount available in the Disputed Lease Escrow Account and (y) to WindDown Co, any remaining amounts in the Disputed Lease Escrow Account.

(D) If, as of December 31, 2026, the Disputed Lease Matter has not been fully resolved, the Parties shall jointly instruct the Adjustment Escrow Agent to release to the Commitment Party any amount then remaining in the Disputed Lease Escrow Account.

(iii) Notwithstanding anything in this Agreement or any other Transaction Agreement to the contrary, all escrow fees and expenses associated with the Disputed Lease Escrow Account shall be borne equally by the Commitment Party, on the one hand, and the TPI Group Entities or their Affiliates, on the other hand, with each responsible for fifty percent (50%) of such fees and expenses.

Section 2. TRANSFERS/ASSIGNMENT. The Commitment Party’s Equity Commitment shall not be transferable directly or indirectly, in whole or in part; provided, that the Commitment Party may assign the Equity Commitment and its rights and obligations under this Agreement to any of its Affiliates; provided, further, that the Commitment Party shall remain fully obligated for the Equity Commitment and all of its obligations hereunder until the earlier of the consummation of the transactions contemplated hereby or termination of this Agreement in accordance with the terms and conditions contained herein.

Section 3. WITHHOLDING. Neither the Commitment Party nor any of its Affiliates shall be entitled to deduct or withhold Taxes from any payments made under this Agreement except as required by applicable Law relating to Taxes. If any applicable Law relating to Taxes requires the deduction or withholding of any Tax from any such payments, then the Commitment Party or any of its Affiliates shall be entitled to make such deduction or withholding; provided, other than due to the failure of any TPI Group Entity to provide a certificate pursuant to Section 1(d)(i)(C) that the Parties and their respective Affiliates shall use commercially reasonable efforts to consult with each other in good faith regarding such determination and cooperate to reduce such potential withholding, including through accepting any relevant form establishing an entitlement to reduce withholding. Such amounts deducted and withheld shall be timely paid to the applicable Government Authority and shall be treated for all purposes of this Agreement as having been paid by the Commitment Party or any of its Affiliates to the recipient in respect of which such deduction and withholding was made.

Section 4. REPRESENTATIONS AND WARRANTIES OF THE TPI GROUP ENTITIES. Except as set forth on the Disclosure Schedules, each TPI Group Entity represents and warrants to the Commitment Party that:

(a) Formation and Authority of the TPI Group Entities; Enforceability. Each of the TPI Group Entities is a corporation, limited liability company or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization. Each TPI Group Entity has the requisite power, legal capacity and authority to own, lease and operate its properties and carry on its business as now conducted, as applicable, and is duly qualified as a foreign corporation or other entity or organization to do business, and to the extent legally applicable, is in good standing in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for such authorizations required by the Bankruptcy Court, each of the TPI Group Entities has the requisite corporate power and authority to enter into, execute and deliver this Agreement and any other TPI Transaction Agreements and, subject to entry of the Confirmation Order, to perform its obligations hereunder and thereunder. Each of the TPI Group Entities has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement and any other TPI Transaction Agreements, and subject to the entry of the Confirmation Order, will have taken all necessary corporate action required to perform its obligations hereunder and under any other agreements contemplated herein, including, to issue the Direct Investment Interests. Prior to the Plan Effective Date, each of the TPI Group Entities will have taken all necessary corporate action required for the due authorization, execution, delivery, and subject to the entry of the Confirmation Order, performance by it of the Plan. Except for such authorizations as may be required by the Bankruptcy Court, this Agreement and any other agreements contemplated herein have been and will be duly and validly executed and delivered by each of the TPI Group Entities and, subject to entry of the Confirmation Order and consummation of this Agreement and the other TPI Transaction Agreements (and assuming due authorization, execution and delivery thereof by the other parties hereto and thereto), constitute, and upon execution and delivery thereof, the other TPI Transaction Agreements will constitute legal, valid and binding obligations of such TPI Group Entity, enforceable against such TPI Group Entity in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b) Formation and Qualification of the Mexico Subsidiary. The Mexico Subsidiary is a limited liability company with variable capital (sociedad de responsabilidad limitada de capital variable) duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization. The Mexico Subsidiary has the requisite power, legal capacity and authority to own, lease and operate its assets, rights and properties and carry on its business as now conducted, as applicable and is duly qualified to do business in Mexico, and, to the extent legally applicable, is in good standing, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Capital Structure of the TPI Mexico Entities; No Subsidiaries.

(i) A true, correct and complete list of the authorized capital stock or other equity interests (if applicable) and the number of issued and outstanding shares or other equity interests of each of the TPI Mexico Entities is set forth on Section 4(c)(i) of the Disclosure Schedules. (A) TPI Parent owns all of the issued and outstanding equity interests of each of TPI Mexico V and TPI Mexico VI, and (B) TPI Mexico V and TPI Mexico VI collectively own all of the issued and outstanding equity interests of the Mexico Subsidiary, in each case, free and clear of any and all Liens, except for (i) any transfer restrictions of general applicability arising under the Securities Act or any other applicable securities Laws, (ii) any Lien arising out of, under or in connection with this Agreement or any other Transaction Agreement, (iii) any Lien created by or through or resulting from any facts or circumstances relating to the Commitment Party or its Affiliates or (iv) any Permitted Lien. All of the equity interests of each of the TPI Mexico Entities have been duly authorized and validly issued are, as applicable, fully paid and nonassessable and were not issued in violation of any preemptive rights, purchase or call rights, rights of first refusal, or subscription rights. There are no outstanding (x) shares of capital stock or other equity interests in any of the TPI Mexico Entities or (y) options, warrants, redemption or repurchase rights, “phantom” stock rights, stock appreciate rights, stock-based performance units, or rights of conversion or other similar rights, agreements, arrangements or commitments obligating any TPI Mexico Entity to issue, deliver, offer or sell any shares of its capital stock, other equity interests or securities convertible into or exchangeable for any of the foregoing, other than as expressly provided in this Agreement. There are no voting trusts, stockholder or shareholder agreements, registration rights agreements, proxies or other agreements in effect with respect to the voting or transfer of the equity interests of the TPI Mexico Entities.

(ii) Other than the Mexico Subsidiary, none of the TPI Mexico Entities have any other Subsidiaries and do not own, directly or indirectly, equity interests in any other Person.

(d) Issuance. As of the Plan Effective Date, subject to Confirmation Order and effectiveness of the Plan, the Direct Investment Interests to be issued and sold by each of the Reorganized TPI Mexico V and Reorganized TPI Mexico VI to the Commitment Party hereunder will have been duly and validly authorized and, when the Direct Investment Interests are issued and delivered to the Commitment Party in accordance with the terms hereof, will be duly and validly issued and outstanding, fully paid, non-assessable and free and clear or all Taxes, Liens, pre-emptive rights, rights of first refusal, subscription and similar rights other than Liens pursuant to applicable securities Laws or Liens imposed by the Commitment Party as of the effectiveness of the Plan.

(e) No Conflict. Provided that all Consents, waivers and other actions listed on Section 4(e) and Section 4(f) of the Disclosure Schedules have been obtained or satisfied, the execution, delivery and performance by the TPI Group Entities of TPI Transaction Agreements (including the consummation of TPI Transactions) do not and will not:

(i) violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational or governing documents of any of the TPI Parent or TPI Mexico Entities;

(ii) violate in any material respect any Law or Order applicable to TPI Parent, the TPI Mexico Entities or the Business; or

(iii) violate, conflict with, result in a breach of or constitute a violation or default (or, any event that, with notice or lapse of time or both, would constitute a default) under, or give rise to any right to terminate, cancel or accelerate, or result in a loss of a material benefit under, any Material Contracts to which the TPI Group Entities or any of their Subsidiaries or Affiliates is a party or by which any of such assets or properties is bound.

(f) Consents and Approvals. Except as otherwise set forth on Section 4(f) of the Disclosure Schedules, the execution, delivery and performance by the TPI Group Entities of TPI Transaction Agreements (including the consummation of TPI Transactions) do not and will not require any Consent, waiver, or other action from or by, or any filing with or notification to, any Government Authority by TPI Parent or any TPI Mexico Entity, except (i) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws, (ii) where the lack of any such Consent, waiver, or other action or filing or notification would not, individually or in the aggregate, reasonably be expected to be material to the Business or to affect prevent, materially delay or materially impair any TPI Group Entity’s ability to consummate the Transactions or perform its obligations under the TPI Transaction Agreements; and (iii) as may be necessary solely and exclusively as a result of any facts or circumstances relating to the Commitment Party or its Affiliates.

(g) Financial Information; Absence of Undisclosed Liabilities.

(i) Section 4(g)(i) of the Disclosure Schedules sets forth the unaudited consolidated balance sheet and income statement of the TPI Mexico Entities for the year ended December 31, 2025 (the “Financial Statements”).

(ii) The Financial Statements (A) have been (or will be) prepared based on the books and records of the TPI Mexico Entities, (B) have been (or will be) prepared in all material respects in accordance with GAAP and (C) present fairly (or will present fairly), in all material respects, the financial condition and results of operation of the Business (on a consolidated basis with the business of TPI Parent’s Affiliates) as of the respective dates and for the respective periods presented, subject, to normal year-end adjustments and the absence of complete notes (as applicable) none of which are material in nature.

(iii) Except (A) Liabilities set forth in the Financial Statements, (B) Liabilities incurred in the ordinary course of business since August 11, 2025 (none of which relate to a breach of Contract, tort, infringement, violation of Law, Order or Permit, or any material Action other than Actions filed in the Bankruptcy Court), (C) Liabilities arising under this Agreement, and (D) Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Business or the TPI Mexico Entities, there are no Liabilities of the Business or the TPI Mexico Entities that are required to be reflected on, reserved against or otherwise described in a balance sheet prepared in accordance with GAAP.

(iv) The Mexico Subsidiary does not have any (A) Debt or (B) obligations under any material leases required to be recorded as capital leases under GAAP.

(h) Absence of Certain Changes or Events. Except as contemplated by the Transaction Agreements, or in connection with the negotiation and execution of the Transaction Agreements, the filing of the Chapter 11 Cases or the consummation of the Transactions, since November 30, 2025, (i) through the date hereof, the TPI Mexico Entities have conducted the Business in all material respects in the ordinary course of business, (ii) through the date hereof, with respect to Intellectual Property, the TPI Parent and the TPI Mexico Entities did not sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Lien on or otherwise fail to take any commercially reasonable action necessary to maintain or protect rights in, any Business Intellectual Property, other than Permitted Liens incurred in the ordinary course of business, (iii) through the date thereof, there has not been a Material Adverse Effect and (iv) there has been no change in any method of accounting or accounting practice of the TPI Mexico Entities, except as required by GAAP or applicable Law.

(i) Absence of Litigation.

(i) Other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection herewith and other than as set forth in the Disclosure Statement (as defined below), there are no Actions or Orders pending, existing or, threatened in writing against TPI Parent (with respect to the Business) or the TPI Mexico Entities that are material to the Business or any of the TPI Mexico Entities or would reasonably be expected to materially prevent, delay or impair any TPI Group Entity’s ability to consummate TPI Transactions or perform its obligations under TPI Transaction Agreements.

(ii) Except as otherwise set forth on Section 4(i)(ii) of the Disclosure Schedules, there are no Actions or Orders pending, existing or threatened in writing against the TPI Mexico Entities that would reasonably be expected to materially prevent, delay or impair any TPI Group Entity’s ability to consummate TPI Transactions or perform its obligations under TPI Transaction Agreements.

(j) Brokers. Except for fees and expenses of Jefferies LLC and Alvarez & Marsal North America, LLC (collectively, “TPI’s Bankers”) (whose fees and expenses shall be solely borne by the TPI Group Entities (as applicable) as a Transaction Cost), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the TPI Group Entities or any of their respective Affiliates in connection with the Transactions and no broker, finder or investment banker, other than TPI’s Bankers has acted for or on behalf of the TPI Group Entities or any of their respective Affiliates in connection with the Transactions.

(k) Title to Property; Sufficiency of Assets.

(i) (A) As of the Plan Effective Date, the TPI Mexico Entities have good title to free and clear of any and all Liens (other than Permitted Liens) or a valid leasehold interest in, all personal properties, machinery, equipment and other tangible and intangible assets of the business necessary or otherwise used in the ordinary course of business in the conduct of the Business, and (B) such properties, machinery, equipment and other tangible and intangible assets (including all Business Intellectual Property and all Intellectual Property rights licensed under applicable Contracts with the TPI Parent and/or one or more of the TPI Mexico Entities), (1) are, in all material respects, in the possession or control of the TPI Mexico Entities and their respective Subsidiaries; (2) are in good and operable condition and repair, reasonable wear and tear excepted; (3) assuming receipt of all consents, approvals and authorizations as contemplated pursuant to Section 4(f) and taking into account all Transaction Agreements and the APA (and, in each case, the rights and granted services to be performed thereunder), constitute all of the properties, rights and assets that are necessary to permit the Commitment Party to conduct the Business, after the Plan Effective Date, in all material respects as presently conducted by TPI Parent and the TPI Mexico Entities; and (4) are, in all material respects, suitable for the uses for which they are intended.

(ii) TPI Parent (to the extent such leases are Related to the Business) and the TPI Mexico Entities have complied in all material respects with all obligations under all leases to which they are a party that have not been rejected in the Chapter 11 Cases, and all such leases are in full force and effect (except to the extent subject to applicable to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and to general principles of equity). The TPI Mexico Entities enjoy peaceful and undisturbed possession under all such leases in all material respects. For the avoidance of doubt, the foregoing representations and warranties shall not apply to leases relating to Leased Real Property, which are otherwise governed by Section 4(s) hereof.

(iii) No asset, property, right or service of TPI Parent or any of its Affiliates (other than those assets, properties, rights or services of the TPI Mexico Entities), including those assets, properties, rights or services of the Unrelated Mexico Entity, is material to, or necessary for, the ownership, operation or conduct of the Business as presently conducted by the TPI Mexico Entities.

(iv) Except as set forth on Section 4(k)(iv) of the Disclosure Schedules, TPI Parent and the TPI Mexico Entities or any of their respective Affiliates are not aware of, to the Knowledge of Each TPI Group Entity, any facts, circumstances, or conditions that would reasonably be expected to prevent or impair the Commitment Party’s ability to operate the Business in the ordinary-course following the Plan Effective Date, including in substantially the same manner as conducted by the TPI Mexico Entities and their respective Affiliates immediately prior to the Plan Effective Date.

(l) Compliance with Laws; Permits.

(i) None of the TPI Mexico Entities is in violation of any Laws or Orders applicable to the conduct of the Business in any material respect. None of the TPI Mexico Entities has received any written notice of or been charged with the violation of any Laws or Orders, except where such violation would not reasonably be expected to be material to the Business or any of the TPI Mexico Entities.

(ii) Section 4(l)(ii) of the Disclosure Schedules sets forth each of the material Permits held by TPI Parent and constitute all of the material Permits necessary for the operation of the Business or the TPI Mexico Entities. Each such Permit is valid, binding and in full force and effect, in each case, except as would, individually or in the aggregate, not reasonably be expected to be material to the Business or any of the TPI Mexico Entities. Except as would not be material to the Business or any of the TPI Mexico Entities, the TPI Mexico Entities have not received written notice threatening to suspend, revoke, withdraw or modify any Permit listed on Section 4(l)(ii) of the Disclosure Schedules.

(m) Intellectual Property.

(i) Section 4(m)(i)(A) of the Disclosure Schedules sets forth a list of all material registered Business Intellectual Property, other than any registrations or applications that may have expired or been cancelled or abandoned in the ordinary course of business prior to the date hereof, and Section 4(m)(i)(B) of the Disclosure Schedules sets forth a list of all material but unregistered Intellectual Property owned or purported to be owned by TPI Parent (solely to the extent Related to the Business) and the TPI Mexico Entities. Section 4(m)(i)(C) of the Disclosure Schedules sets forth a list of all Software owned, licensed, used, reproduced, modified, or distributed by TPI Parent and the TPI Mexico Entities (“Company Owned Software”), in each case solely as Related to the Business and material to the operation of the Business.

(ii) To the Knowledge of Each TPI Group Entity, the TPI Mexico Entities (as applicable) own all right, title and interest in or has a valid right to use, the Business Intellectual Property, Business Technology, and other Intellectual Property licensed by the TPI Mexico Entities (collectively, “Licensed IP”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Business Intellectual Property, Business Technology, and all such licensed Intellectual Property represents all Intellectual Property required to operate the Business of the TPI Mexico Entities as currently operated and as it had been operated in the twelve (12) months prior to the date of this Agreement. Except as would not be material to the Business, no grants or funding of any Government Authority was used to develop or create (in whole or in part) any Licensed IP.

(iii) To the Knowledge of Each TPI Group Entity, the TPI Mexico Entities have complied in all material respects with all of their obligations pursuant to all Contracts under which material Intellectual Property is licensed from or to the Business.

(iv) The operation of TPI Parent (to the extent Related to the Business) and each TPI Group Entity, and the Business Intellectual Property, and the Business Technology as used in the operation of the Business as of the date hereof and in relation to the operation of the Business in the prior six (6) years, do not infringe upon or misappropriate or otherwise violate the Intellectual Property of any third party in a manner that would, individually or in the aggregate, reasonably be expected to be material to the Business. To the Knowledge of Each TPI Group Entity, neither the TPI Parent (to the extent Related to the Business) nor any of the TPI Mexico Entities has received any written claim or notice from any Person during the past six (6) years alleging that the operation of the or any Product or service of the Business infringes upon or misappropriates or otherwise violates any Intellectual Property of any third party. As of the date hereof, there are no Actions or Orders currently pending, existing or, to the Knowledge of Each TPI Group Entity, threatened in writing against the TPI Parent (in relation to the Business) or any TPI Mexico Entity alleging that the operation of the Business or any Product or service of the Business materially infringes upon or materially misappropriates or otherwise violates any Intellectual Property of any third party.

(v) To the Knowledge of Each TPI Group Entity, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, (i) neither the TPI Parent (to the extent Related to the Business) nor any of the TPI Group Entities have received any written notice alleging a violation or breach of any open source license associated with the Company Owned Software or any license to any other Software used in the Business and (ii) no open source Software that is associated with any Company Owned Software is associated with a copyleft-type open source license or other license that requires, as a condition of use of, modification of, distribution of, or linking to such open source Software or other third party Software, that such open source Software, third party Software, or any other Software or other Intellectual Property rights relating to, derived from, combined with, distributed with, and/or linked to, such open source Software or such third party Software be: (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge.

(vi) Except as would not individually or in the aggregate reasonably be expected to be material to the Business, the TPI Group Entities are in actual possession of and have sufficient control and rights over, or have valid and enforceable rights to use, all Data Related to the Business. No Data that is used in connection with the Business is necessary to conduct the Business, except for Data that is (I) Related to the Business, (II) expressly licensed to the Commitment Party Parent pursuant to an IP License Agreement substantially in the form attached hereto as Exhibit C, and duly executed by the TPI Parent and/or its applicable Affiliates (the “IP License Agreement”) or (III) made available to the Commitment Party Parent under the TSA.

(vii) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, each of TPI Parent and the TPI Mexico Entities has sufficient rights of ownership or rights to use under enforceable Contracts to all Systems and associated documentation, all of which rights shall survive unchanged upon the consummation of the Transactions. The Systems are adequate for the needs of the Business and provide commercially reasonable redundancy and speed to meet the performance requirements of the Business as currently conducted. To the Knowledge of Each TPI Group Entity, the Systems do not contain any viruses, malware, Trojan horses, worms, other undocumented contaminants, material bugs, vulnerabilities, faults, disabling codes, or other, devices or effects that reasonably could (A) enable or assist any Person to access without authorization the Systems or any information in the Systems, or (B) otherwise adversely affect the functionality of the Systems. In the past three (3) years, there have been no security breaches, Data losses or failures of the Systems in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(viii) No Person is currently infringing upon or misappropriating or otherwise violating any Business Intellectual Property, except for any such infringements or misappropriations that would not, individually or in the aggregate, reasonably be expected to be material to the Business or any of the TPI Mexico Entities or that have caused or will cause a Material Adverse Effect.

(ix) Except as would not reasonably be expected to be material to the Business as a whole, each of TPI Parent and the TPI Mexico Entities has executed agreements with each of its employees, consultants and contractors that include (A) confidentiality provisions protecting confidential information, and (B) Intellectual Property assignment provisions that assign all rights in any Intellectual Property created or developed to the TPI Parent (to the extent Related to the Business) or such TPI Mexico Entity, as applicable (or all such Intellectual Property rights vest in ownership in the TPI Parent (to the extent Related to the Business) or such TPI Mexico Entity, as applicable, under operation of applicable law).

(x) To the Knowledge of Each TPI Group Entity, TPI Parent (to the extent Related to the Business) and each of the TPI Mexico Entities has taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets and other confidential information included in the Business Intellectual Property and Business Technology except as would not, individually or in the aggregate, reasonably be expected to be material to the Business. To the Knowledge of Each TPI Group Entity, during the past three (3) years, there has been no unauthorized use by any Person of any such Trade Secrets, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, to the Knowledge of Each TPI Group Entity, with respect to Personal Data, the TPI Parent (to the extent Related to the Business) and each of the TPI Mexico Entities have, during the two (2) years preceding the date hereof: (a) complied with all Data Protection Obligations; (b) had commercially reasonable safeguards in place designed to protect Personal Data in the possession or under the control of the TPI Parent (to the extent Related to the Business) and TPI Mexico Entities against loss, theft, or unauthorized disclosure; (c) not experienced any security breach; and (d) not received any written notice of any claims alleging any violation of any Data Protection Obligations by the TPI Parent (to the extent Related to the Business) or any of the TPI Mexico Entities.

(xi) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, if Intellectual Property Related to the Business, including any Material Contract, that was intended to be transferred hereunder but was not transferred due to operation of law or otherwise, the TPI Parent or the TPI Group Entities, as applicable, shall, and hereby do, assign and transfer all of its rights, title and interest in such Intellectual Property and each such Material Contract to the Commitment Party for no additional consideration.

(n) Environmental Matters.

(i) Each of the TPI Mexico Entities is in compliance with all applicable Environmental Laws, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business: (A) each of the TPI Mexico Entities is in compliance with all Environmental Permits required to operate the Business or the TPI Mexico Entities, (B) each such Environmental Permit is valid and in full force and effect, (C) there are no pending, existing or threatened Actions, Orders or proceedings relating to the appeal, revocation, withdrawal, non-renewal, suspension, cancellation or termination of such Environmental Permits, and (D) any applications for renewal of such Environmental Permits due under Environmental Laws or the terms of such Environmental Permits as of the date of this Agreement have been duly filed with the applicable Government Authority within the time frame required under applicable Environmental Laws.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, there are no Actions or Orders pending, existing or threatened against any of TPI Parent (solely with respect to the Business) or TPI Mexico Entity alleging that TPI Parent or the TPI Mexico Entities are violating, or responsible for a Liability under, any Environmental Law, nor has any TPI Mexico Entity otherwise received any written notice from any Government Authority or other Person alleging any violation of, or Liability under, any Environmental Law, which, in each case, remains pending or unresolved.

(iv) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, there have been no Releases of Hazardous Materials by the TPI Mexico Entities at or from the Leased Real Property in concentrations greater than those allowed under Environmental Laws or Environmental Permits, which would reasonably be expected to require investigation, remediation or monitoring by the TPI Mexico Entities.

(v) The TPI Group Entities have provided or otherwise made available to the Commitment Party: (A) copies, or a list of, all Environmental Permits currently held by TPI Parent (with respect to the Business) and the TPI Mexico Entities; and (B) copies of all material, non-privileged documents bearing on TPI Parent’s (with respect to the Business) and the TPI Mexico Entities’ unresolved material environmental Liabilities or violations of Environmental Law, to the extent in their possession or reasonable control.

(o) Material Contracts.

(i) Section 4(o)(i) of the Disclosure Schedules lists the following Contracts to which any TPI Mexico Entity is a party and that are in effect on the date hereof (other than purchase orders) (collectively, the “Material Contracts”):

(A) Contracts, other than Employee Plans, with any current or former officer, employee or director of any TPI Mexico Entity;

(B) Collective Bargaining Agreements or other Contracts with Unions currently representing any Covered Employees;

(C) Contracts to sell (including Contracts to assign or sublease any material Leased Real Property) or otherwise dispose (other than a non-exclusive license or sublicense) of any material assets or properties of the TPI Mexico Entities, other than in the ordinary course of business, which Contracts have obligations that have not been satisfied or performed;

(D) Contracts relating to the acquisition by any TPI Mexico Entity of any operating business or the capital stock of any other Person;

(E) other than intercompany Debt made or incurred in the ordinary course or in accordance with any Order of the Bankruptcy Court, Contracts relating to the incurrence of Debt or the making of any loans;

(F) Contracts (or series of Contracts with the same counterparty), (1) to purchase goods or products from a supplier that will result in purchases or expenditures by TPI Parent and the TPI Mexico Entities in an aggregate amount that exceeds $50,000 annually or (2) to sell goods or Products to a customer that will result in sales by TPI Parent and the TPI Mexico Entities, and, in the case of (1) and (2), extends or requires performance by any party thereto for more than one (1) year from the date hereof and are not terminable by TPI Parent or applicable TPI Mexico Entity party thereto without penalty on less than ninety (90) days’ notice;

(G) Contracts to enter into any commitment for capital expenditures outside of the ordinary course of business, in excess of $100,000;

(H) Contracts with any Government Authority that will result (1) in sales by the TPI Mexico Entities and (2) in expenditures by the TPI Mexico Entities in excess of $10,000 annually; and

(I) Contracts containing any non-competition, non-solicitation, most favored nation or similar provision that otherwise prohibits the TPI Mexico Entities from freely engaging in any material respect in respect of the Business.

(ii) Each Material Contract is a legal, valid and binding obligation of the applicable TPI Mexico Entity party thereto, as the case may be, and, to the Knowledge of Each TPI Group Entity, each other party to such Material Contract, and is enforceable against the applicable TPI Mexico Entity, as the case may be, and, to the Knowledge of Each TPI Group Entity, each other party to such Material Contract, in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception.

(iii) To the Knowledge of Each TPI Group Entity, no TPI Mexico Entity has received or delivered any notice of any material default or event that, with notice or lapse of time or both would constitute a material default under any Material Contract, except for defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(p) Employment and Employee Benefits Matters.

(i) Section 4(p)(i) of the Disclosure Schedules lists all material Employee Plans. With respect to each Employee Plan, each TPI Group Entity has previously provided to the Commitment Party a true and complete copy of the following documents, to the extent applicable: (A) any written plan documents and all amendments thereto, (B) insurance Contracts or other funding arrangements, (C) the most recent audited financial statements and actuarial valuation reports, and (D) any material, non-routine correspondence with any Government Authority received in the past twenty-four (24) months regarding the operation or the administration of such Employee Plan.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, no Employee Plan provides post-termination or retiree health benefits to any individual for any reason, and, except as required by Law, no TPI Mexico Entity has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(iii) Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the Business, (A) each Employee Plan complies in form and has been operated in accordance with its terms and all applicable Laws, (B) each of the TPI Mexico Entities have made all required contributions and paid in full all required insurance premiums and other required payments with regard to each Employee Plan to the extent due or owing on or before the Plan Effective Date, (C) if intended to qualify for special Tax treatment meets all requirements for such treatment, (D) if intended to be fully funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and (E) for purposes of each Employee Plan, each TPI Mexico Entity correctly classified those individuals performing services for the Business as direct employees, independent contractors or agents.

(iv) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, no Actions or Orders are pending, existing or threatened in writing from any Government Authority in connection with any Employee Plan (other than routine benefit claims).

(v) Section 4(p)(v) of the Disclosure Schedules sets forth a list, as of the date of this Agreement of all employees of the TPI Mexico Entities, specifying (A) job title, (B) status (e.g., full-time regular, part-time regular, variable, seasonal, temporary, leased), (C) work location (city and state and country), (D) hire date, (E) classification under the Fair Labor Standards Act, the Mexican Federal Labor Law (Ley Federal del Trabajo) for the Mexico Subsidiary or any similar applicable Law (i.e., exempt or management employee (empleado de confianza), non-exempt or base employee (empleado base)), (F) leave of absence status (including type and anticipated return date, if applicable) and (G) employing entity. Except as set forth on Section 4(p)(v) of the Disclosure Schedules no other employee of TPI Parent is materially involved in the Business.

(vi) As of the date hereof, there are no individual independent contractors or consultants of the TPI Mexico Entities or TPI Parent who primarily provide services to the Business. Except as would not result in material liability for the TPI Mexico Entities, in the past three (3) years, any individual independent contractors of the TPI Mexico Entities or TPI Parent primarily providing services to the Business were properly classified as individual independent contractors in accordance with applicable law in all material respects and, to the Knowledge of Each TPI Group Entity, no such individual or any Government Authority has disputed such classification.

(vii) No TPI Mexico Entity is party to or bound by any Collective Bargaining Agreement or other Contract with a Union and no Covered Employee is represented by a Union with respect to their employment with the TPI Mexico Entities. To the Knowledge of Each TPI Group Entity, there is no effort currently being made or threatened by, or on behalf of, any Union to organize any Covered Employee, and there has been no such effort during the past five (5) years.

(viii) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, with respect to the Covered Employees, there are no (A) strikes, concerted work stoppages, concerted work slowdowns or lockouts pending, or, to the Knowledge of Each TPI Group Entity, threatened against the TPI Mexico Entities, or (B) Actions or Orders or any other unfair labor practice charges or labor grievances or arbitrations pending, or, to the Knowledge of Each TPI Group Entity, threatened against the TPI Mexico Entities. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the TPI Mexico Entities have been, for the past three (3) years, in compliance in all respects with all employment Laws with respect to the Covered Employees, and individual independent contractors or consultants engaged by the TPI Mexico Entities.

(ix) With respect to Covered Employees: (A) there has been no plant closing or mass layoff within the last twelve (12) months; and (B) there has been no temporary furlough, layoff or plant closing within the last six (6) months which the TPI Mexico Entities now reasonably believe will last longer than six (6) months beyond the time period during which the furlough, layoff or plant closing was implemented.

(x) To the Knowledge of Each TPI Group Entity, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, accelerate the vesting, funding, or delivery of, or increase the amount or value of, any payment, severance, or benefit to any Covered Employee or any individual independent contractor or individual consultant of the TPI Mexico Entities that provides services Related to the Business.

(xi) All Covered Employees are “at-will employees.”

(xii) As of the Plan Effective Date, except as would not result in material liability for the TPI Mexico Entities, the TPI Mexico Entities, as applicable, have paid in full (A) to all current and former employees primarily dedicated to the Business and any Covered Employee, any wages, salaries, commissions, bonuses, compensation, overtime, cash out of accrued and unused vacation, paid time off or other leave, severance, and any other amounts that are due and payable prior to the Plan Effective Date; and (B) to all independent contractors, consultants, and temporary employees performing services for the Business, any fees for services that are due and payable prior to the Plan Effective Date.

(xiii) Except as disclosed in Section 4(p)(xiii) of the Disclosure Schedules, none of the TPI Mexico Entities is a party to or bound or governed by, or subject to any employment, consulting, retention, change of control or similar agreement providing for change of control, golden parachute, retention, severance, termination or similar payments or other compensation or benefits to, any Covered Employee in connection with either (i) the consummation of any transaction contemplated by this Agreement, or (ii) a change in control (including as a result of this Agreement).

(xiv) (A) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, there are no, and in the past three (3) years there have been no, material grievances, complaints or charges with respect to employment or labor matters pending or, to the Knowledge of Each TPI Group Entity, threatened against the TPI Mexico Entities in any judicial, regulatory or administrative forum, under any private dispute resolution procedure; and (B) the TPI Mexico Entities are not, and in the past three (3) years have not been, subject to any material order, decree, injunction or judgment by any Government Authority or private settlement contract in respect of any labor or employment matters.

(xv) There have been no critical or fatal injuries involving current or former employees of the TPI Mexico Entities in the past three (3) years, that are, were, or would reasonably be expected to be material to the Business.

(q) Inventory. The items of Inventory of the TPI Mexico Entities (i) are in good and marketable condition in all material respects and (ii) were acquired and have been maintained in accordance in all material respects with the regular business practices of the TPI Mexico Entities in the ordinary course of business consistent with past practice.

(r) Taxes.

(i) Each TPI Mexico Entity has timely filed (or has had filed on its behalf) all material Tax Returns required to be filed considering any extensions of time to file such Tax Returns. All amounts of Taxes due and payable by each TPI Mexico Entity (shown as due on such Tax Returns) have been timely paid (taking into account permitted extension), other than with respect to any Taxes the payment of which was precluded by reason of the Chapter 11 Cases.

(ii) No material deficiencies for any Taxes have been proposed, asserted or assessed, in each case, in writing, by a Taxing Authority against any TPI Mexico Entity that are still pending, and there are no currently pending proceedings, investigations, audits or claims by any Taxing Authority in respect of any Taxes relating to the TPI Mexico Entities or the Business with any Taxing Authority, in each case, other than as reflected in any proof of claims filed by a Taxing Authority in respect of a TPI Mexico Entity in the Chapter 11 Cases.

(iii) None of the TPI Mexico Entities have entered into any written Contract or, other arrangement, executed any waiver, or otherwise taken any action, that is currently in effect, providing for any extension of time, other than any automatic extension of time, within which (A) to file any material Tax Return, (B) to pay any material amount of Taxes or (C) any Taxing Authority may assess or collect any material amount of Taxes.

(iv) No TPI Mexico Entity has any current material Liability for Taxes of any Person (other than Taxes of any other TPI Group Entity) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) by Contract or operation of law, or as a transferee or successor.

(v) There are no Liens for Taxes on any assets of any TPI Mexico Entity other than Permitted Liens.

(vi) Each TPI Mexico Entity has complied in all material respects with all applicable withholding obligations for Taxes required to have been withheld in connection with amounts paid to any Covered Employee or independent contractor, in each case, of a TPI Mexico Entity.

(vii) In accordance with applicable Law, each TPI Mexico Entity has properly collected and remitted all material sales, use, VAT and similar Taxes required to be collected and remitted with respect to sales made to its customers.

(viii) To the Knowledge of Each TPI Group Entity, no TPI Mexico Entity has been a party to a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2) or has been a party to any transaction that would be disclosable to a Taxing Authority under any equivalent or similar regime in any other jurisdiction.

(ix) No claim has been made by any Taxing Authority in writing in a jurisdiction where any TPI Mexico Entity has not filed a Tax Return with respect to any Tax that it is or may be required to file such Tax Return or pay such Tax.

(x) Within the past two (2) years, no TPI Mexico Entity has distributed shares of another Person, or has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(xi) There are no Tax rulings, requests for rulings, or Plan Effective Date agreements with respect to Taxes for which any TPI Mexico Entity may be liable.

(xii) None of the Commitment Party, the TPI Mexico Entities or any of their Affiliates will be required to include any material item of income in, or exclude any material item of deduction from, taxable income in any Post-Plan Effective Date Tax Period, as a result of any change in method of accounting, Plan Effective Date agreement, installment sale, the receipt of any prepaid amount, or any other reason, in each case, made or entered into prior to the Plan Effective Date.

(xiii) As of the date of this Agreement, (A) Section 4(r)(xiii)(A) of the Disclosure Schedules sets forth the classification of the TPI Mexico Entities for U.S. federal income tax purposes and (B) except as set forth on Section 4(r)(xiii)(B) of the Disclosure Schedules, no election under Treasury Regulations Section 301.7701-3 with respect to the U.S. federal income tax classification of any of the TPI Mexico Entities has been made.

(xiv) Nothing in this Section 4(r) or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount or availability of any net operating loss, capital loss, or Tax credit carryover in a Post-Plan Effective Date Tax Period.

(s) Real Property.

(i) None of the TPI Group Entities currently own, or have in the last six (6) years owned, any real property.

(ii) Section 4(s)(ii) of the Disclosure Schedules sets forth a list of all Leased Real Property. The TPI Mexico Entities have good and valid title to the leasehold estate (as lessee or sublessee) in all such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(iii) All Leases under which the TPI Mexico Entities are a lessee or sublessee are in full force and effect and are enforceable as against such TPI Mexico Entity, and to the Knowledge of Each TPI Group Entity, as against any other counterparty thereto, in all material respects, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, to the Knowledge of Each TPI Group Entity, no written notices of default under any such Lease or sublease have been sent to or received by the TPI Mexico Entities within the twelve (12)- month period ending on the date hereof, and other than any default caused by the Chapter 11 Cases, no other material default by any TPI Mexico Entity exists under any such material Leases, in each case, that remains uncured as of the date hereof. A true and complete, in all material respects, copy of each Lease has been made available to the Commitment Party.

(iv) The TPI Mexico Entities have not received any written notice from any Government Authority asserting any material violation of applicable Laws with respect to the Leased Real Property that remains uncured as of the date hereof, and to the Knowledge of Each TPI Group Entity, no such violations exist, in each case, that would individually or in the aggregate, reasonably be expected to be material to the Business.

(v) All security deposits, letters of credit, guarantees, or other similar instruments held by or on behalf of any lessor or sublessor under any Lease or sublease relating to the Leased Real Property (collectively, “Leasehold Security Deposits”) are set forth on Section 4(s)(v) of the Disclosure Schedules. Each such Leasehold Security Deposit is being held in accordance with the terms of the applicable Lease or sublease and all applicable Laws, and, to the Knowledge of Each TPI Group Entity, no event has occurred that would permit the lessor or sublessor to apply or retain any portion of such Leasehold Security Deposits other than in the ordinary course of business in accordance with the terms of the applicable Lease or sublease. There are no claims, set-offs, or defenses asserted or, to the Knowledge of Each TPI Group Entity, threatened by any lessor or sublessor with respect to any Leasehold Security Deposit that would, individually or in the aggregate, reasonably be expected to be material to the Business.

(t) Affiliate Transactions. Except: (i) for employment-related arrangements, the payment of compensation and benefits in the ordinary course of business, and travel advances and employees loans or (ii) as set forth on Section 4(t) of the Disclosure Schedules no current officer, manager, director or Affiliate of any TPI Mexico Entity is a party to any Contract, or business relationship with, or has any material interest in any property used by, any of the TPI Mexico Entities.

(u) Insurance.

(i) Section 4(u) of the Disclosure Schedules provides a list of all Insurance Policies that are material to the Business and that are maintained for, at the expense of, or for the benefit of, the TPI Mexico Entities. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, each such Insurance Policy is in full force and effect, all premiums due to date thereunder have been paid in full and the TPI Mexico Entities nor any of their Affiliates is in material default with respect to any other obligations thereunder. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, no written notice of cancellation or nonrenewal, in whole or in part, with respect to any such Insurance Policy currently in force has been received by the TPI Mexico Entities.

(ii) TPI Parent has fully funded a non-cancelable “tail” directors’ and officers’ liability insurance policy with aggregate limits not less than those in effect immediately prior to the Plan Effective Date that will provide coverage for a period of six (6) years following the Plan Effective Date for the Covered D&O Persons (as defined below) for acts or omissions occurring at or prior to the Plan Effective Date in their capacity as directors or officers of the TPI Mexico Entities (the “D&O Tail Policy”).

(v) Corruption and Trade Regulation.

(i) None of the TPI Mexico Entities or any Person acting on behalf of the TPI Mexico Entities, has at any time in the past twelve (12) months:

(A) violated, or engaged in any activity, practice or conduct which would violate any applicable anti-corruption Laws (collectively, “Anti-Corruption Laws”);

(B) paid, offered, given, promised to pay, or authorized the unlawful payment of, any money or anything of value to, or for the benefit of, any “foreign public official” (as such term is defined in Anti-Corruption Laws) or other Person, for the purpose of (1) corruptly obtaining business; or (2) inducing the recipient to use his or her influence or position to affect any act or decision, in order to obtain or retain business for, direct business to, or secure an improper advantage for, any TPI Mexico Entity; or

(C) been or is currently the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement Action related to Anti-Corruption Laws.

(ii) The TPI Mexico Entities have implemented policies and procedures intended to promote compliance with International Trade Laws, including, but not limited to, the U.S. and the European Union, and have obtained all material licenses or other authorizations from the relevant Government Authorities in connection with International Trade Laws.

(iii) The TPI Mexico Entities and, to the Knowledge of Each TPI Group Entity, any of their respective equityholders, directors, officers, employees, agents, distributors, sales representatives, and consultants, and each other Person acting for, or on behalf of, the TPI Mexico Entities, have been for the past five (5) years, and currently are, in material compliance with applicable provisions of, and have not been and are not subject to, and have not engaged and are not engaging in activities that may cause them to be subject to, material penalties, sanctions, or loss of Tax benefits under the International Trade Laws or any applicable Law relating to international trade administered by a Government Authority in any jurisdiction in which the TPI Mexico Entities operate for which the applicable statute of limitations is only triggered upon discovery of violative conduct.

(iv) None of the TPI Mexico Entities, or to the Knowledge of Each TPI Group Entity, any of their respective members, managers, shareholders, directors, officers, employees, agents, distributors, sales representatives, and consultants, and each other Person acting for, or on behalf of, any of the TPI Mexico Entities has, during the past three (3) years: (A) violated or engaged in any activities that may result in a material violation of, or penalties, sanctions, or loss of Tax benefits under, any International Trade Laws.

(v) None of the TPI Mexico Entities has engaged in any activities with, in or involving (A) Cuba, Iran, North Korea, Syria, Russia or the Crimea, Donetsk, Luhansk, Kherson, or Zaporizhzhia regions of Ukraine, (collectively, the “Embargoed Countries”) and the governments thereof, (B) any Persons organized, incorporated, established, located, or resident in the Embargoed Countries, (C) any Persons subject to sanctions or other trade restrictions by a Government Authority in any jurisdiction in which the TPI Mexico Entities operate, or (D) any Persons owned or controlled by, or acting on behalf of, any Person responsive to clauses (A) through (C), in any manner that would result in a material violation of Law.

(vi) Except as set forth in Section 4(v)(vi) of the Disclosure Schedules, to the Knowledge of Each TPI Group Entity, no products, materials, components, or other items produced, manufactured, imported, sold, or distributed by the TPI Mexico Entities are or have been mined, produced, or manufactured, in whole or in part, (A) in the Xinjiang Uyghur Autonomous Region of China; (B) by an entity on the Uyghur Forced Labor Prevention Act Entity List; or (C) using Forced Labor.

(vii) There is no pending or threatened in writing any proceeding or Action against, or investigation by, a Government Authority of, the TPI Mexico Entities, nor is there any injunction, Order, judgment, ruling, or decree imposed (or threatened in writing to be imposed) upon the TPI Mexico Entities by or before any Government Authority, civil or criminal investigation, audit or any other inquiry by a Government Authority, or voluntary disclosure being considered, in each case, in connection with an alleged possible or actual violation of any applicable International Trade Laws.

(w) Accounts Payable. Section 4(w) of the Disclosure Schedules sets forth all material accounts payable of the TPI Mexico Entities as of the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, all such accounts payable are bona fide obligations incurred in the ordinary course of business consistent with past practice pursuant to valid and enforceable contracts or arrangements for goods or services actually ordered and received (or otherwise incurred in accordance with applicable agreements), and to the Knowledge of Each TPI Group Entity, are not the subject of any setoff, counterclaim, defense, dispute, rebate, credit, return right or similar claim. All such accounts payable have been recorded in accordance with the TPI Mexico Entities’ historical accounting policies consistently applied and in accordance with GAAP (to the extent applicable), are properly accrued and reflected in the Financial Statements, and are not contingent or unasserted. None of the accounts payable is owed to any Affiliate of the TPI Group Entities, insider, officer, director or employee except as set forth on Section 4(w) of the Disclosure Schedules. Except as set forth on Section 4(w), no TPI Mexico Entity has in any material respect accelerated the payment of, delayed, deferred or extended the payment terms of, or otherwise manipulated the timing of, any material accounts payable outside the ordinary course of business consistent with past practice. Except as set forth on Section 4(w), since the date of the Financial Statements, each TPI Mexico Entity has in all material respects paid all accounts payable when due in the ordinary course of business consistent with past practice and has not incurred any material accounts payable other than in the ordinary course of business consistent with past practice.

(x) Intercompany Obligations. Section 4(x) of the Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all Contracts, Liabilities (including, without limitation, avoidance claims arising under Chapter 5 of the Bankruptcy Code), balances or accounts (other than pursuant to the Transaction Agreements) and owing or due from (i) the TPI Mexico Entities, on the one hand, to or in favor of (ii) TPI Parent, the other Debtors or their respective Affiliates engaged in the Business (other than the TPI Mexico Entities), on the other hand (collectively, the “Intercompany Obligations”), in each case, as of the date of this Agreement.

(y) Deposits and Guarantees. Section 4(y) of the Disclosure Schedules sets forth a true, correct and complete list as of the date of this Agreement of all material Deposits, letters of credit, guarantees, bonds, or credit support arrangements Related to the Business held by, on behalf of, or for the benefit of the TPI Mexico Entities including (i) the name of each bank, financial institution, or other depository, issuer, beneficiary, or third party with which such instrument is held or issued, (ii) the account number or other identifying designation for each such instrument, (iii) the type of instrument (including whether such Deposit is a security deposit, escrow, prepayment, advance payment or other form of deposit), (iv) the amount of each such instrument as of the date of this Agreement, and (v) in the case of letters of credit, guarantees or other credit support, the identity of the primary obligor, the beneficiary, and the underlying obligations being secured or supported thereby. Except as set forth on Section 4(y) of the Disclosure Schedules, to the Knowledge of Each TPI Group Entity, no event has occurred that would permit any third party to retain, set off against, draw upon, call or apply any such Deposit or instrument other than in accordance with the terms of the applicable Contract or arrangement pursuant to which such Deposit or instrument was made or issued.

(z) Absence of Asset Transfers. Since August 11, 2025, (A) no TPI Mexico Entity has sold, assigned, transferred, leased, licensed, abandoned, permitted to lapse, or otherwise disposed of any assets, properties, or rights (whether tangible or intangible), other than (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worn-out equipment in the ordinary course of business consistent with past practice, (iii) immaterial or obsolete Intellectual Property, and (iv) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice; (B) no TPI Mexico Entity has transferred, assigned, distributed, or encumbered any of its assets to any Affiliate of the TPI Mexico Entities or to any equityholder or related party thereof; and (C) no TPI Mexico Entity has entered into any Contract or commitment to do any of the foregoing.

(aa) No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Section 4 (as modified by the Disclosure Schedules), none of TPI Parent, the TPI Mexico Entities or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at Law or in equity, on behalf of TPI Parent or the TPI Mexico Entities or any of their respective Affiliates, including any representation or warranty regarding TPI Parent, the TPI Mexico Entities or any other person, any Transaction or any other matter, and each TPI Group Entity hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at Law or in equity, whether made by or on behalf of such TPI Group Entity or any other Person, including any of their respective Representatives. Except for the representations and warranties expressly set forth in this Section 4 (as modified by the Disclosure Schedules), each TPI Group Entity hereby (i) disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of TPI Parent, the TPI Mexico Entities and any of their respective assets or the Business, and (ii) disclaims all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, Data or information made, communicated or furnished (orally or in writing, including electronically) to the Commitment Party or any of its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Commitment Party by any Representative of TPI Parent or TPI Mexico Entity), including omissions therefrom. Without limiting the foregoing, the TPI Group Entities make no representation or warranty of any kind whatsoever, express or implied, written or oral, at Law or in equity, to the Commitment Party or any of its Affiliates or Representatives regarding the probable success, profitability or value of the TPI Mexico Entities or the Business. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, nothing in this Agreement shall limit any rights or claims a Person may have in respect of Fraud.

Section 5. REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTY. The Commitment Party hereby represents and warrants to each TPI Group Entity that:

(a) Formation and Authority of the Commitment Party; Enforceability. The Commitment Party is a corporation duly incorporated, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to enter into, execute and deliver this Agreement and any other Commitment Party Transaction Agreement and perform its obligations hereunder and thereunder (including the consummation of the Commitment Party Transactions). The execution, delivery and performance of the Commitment Party Transaction Agreements by the Commitment Party (including the consummation of the Commitment Party Transactions) have been or will be prior to Plan Effective Date, as applicable, duly authorized by all requisite corporate action on the part of the Commitment Party. This Agreement has been, and upon execution and delivery thereof, the other Commitment Party Transaction Agreements will be, duly and validly executed and delivered by the

Commitment Party, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) constitutes, and upon execution and delivery thereof, the other Commitment Party Transactions Agreements will constitute, legal, valid and binding obligations of the Commitment Party enforceable against the Commitment Party in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b) No Conflict. Provided that all Consents, waivers and other actions described in Section 5(c) have been obtained, the execution, delivery and performance by the Commitment Party of the Commitment Party Transaction Agreements do not and will not:

(i) violate or conflict with in any material respect the certificate or articles of incorporation or bylaws or similar organizational documents of the Commitment Party;

(ii) violate in any material respect any Law or Order applicable to the Commitment Party; or

(iii) violate or conflict with, result in any breach of, or constitute a violation or default (or, any event that, with notice or lapse of time, or both would constitute a default) under, or give to any Person any right to terminate, accelerate or cancel, or a loss of a material benefit under any assets or properties of the Commitment Party pursuant to, any Contract to which the Commitment Party or any of its Subsidiaries or Affiliates is a party or by which any of such assets or properties is bound, except for any such conflicts, violations, terminations, cancellations, breaches, defaults, accelerations, or Liens as would not materially prevent or materially impair or delay the ability of the Commitment Party to consummate the Commitment Party Transactions or otherwise timely perform its obligations under the Commitment Party Transaction Agreements.

(c) Consents and Approvals. The execution, delivery and performance by The Commitment Party of the Commitment Party Transaction Agreements do not and will not require any Consent, waiver or other action by, or any filing with or notification to, any Government Authority, except (i) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws or (ii) where the failure to obtain such Consent or waiver, to take such action, or to make such filing or notification, would not prevent or materially impair or delay the ability of the Commitment Party to consummate the Commitment Party Transactions or otherwise timely perform its obligations under the Commitment Party Transaction Agreements.

(d) Absence of Litigation. There are no Actions or Orders pending, existing or threatened in writing against the Commitment Party or relating to the Transaction or that would materially prevent, delay or impair the Commitment Party’s ability to consummate the Commitment Party Transactions or otherwise perform its obligations under the Commitment Party Transaction Agreements.

(e) Financial Ability. The Commitment Party has, and will have at the Commitment Funding Deadline, (i) sufficient immediately available funds, and the financial ability to pay the Final Purchase Price and any costs and expenses incurred by the Commitment Party pursuant to, or in connection with the negotiation, execution or performance of the Transaction Agreements and (ii) the resources and capabilities (financial and otherwise) to perform its obligations under the Commitment Party Transaction Agreements.

(f) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Commitment Party or any of the Commitment Party’s Affiliates in connection with the Transactions.

(g) Investigation. The Commitment Party acknowledges and agrees that it (i) has completed such inquiries and investigations as it has deemed appropriate into, and, based thereon and on the making of the representations and warranties set forth in Section 4, has formed an independent judgment concerning TPI Parent, the TPI Mexico Entities, the Business and the Transactions and (ii) has been furnished with, or given access to, all such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about TPI Parent, the TPI Mexico Entities and the Business to make the agreements hereunder. The Commitment Party further acknowledges and agrees that (x) the only representations and warranties made by each of the TPI Group Entities are the representations and warranties expressly set forth in Section 4 (as modified by the Disclosure Schedules) and the Commitment Party has not relied upon, and will not rely upon, any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of the TPI Group Entities or any of their respective Affiliates or Representatives, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through TPI’s Bankers, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that the Commitment Party will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (y) any claims the Commitment Party may have for breach of any representation or warranty shall be based solely on the representations and warranties of the each of the TPI Group Entities expressly set forth in Section 4 (as modified by the Disclosure Schedules), subject to the exclusive remedies set forth herein. Except as otherwise expressly set forth in this Agreement, the Commitment Party understands and agrees that the TPI Mexico V Direct Investment Interests and the TPI Mexico VI Direct Investments Interest are being issued and the Business is being transferred, in each case, on a “where-is” and, as to condition, “as-is” basis subject to the representations and warranties contained in Section 4 (as modified by the Disclosure Schedules) without any other representations or warranties of any nature whatsoever. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, nothing in this Agreement shall limit any rights or claims a Person may have in respect of Fraud.

(h) Securities Matters. The Direct Investment Interests are being acquired by the Commitment Party for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Direct Investment Interests or any interest in them. The Commitment Party has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Direct Investment Interests, and the Commitment Party is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Direct Investment Interests. The Commitment Party acknowledges that the Direct Investment Interests have not been registered under the Securities Act, or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the Direct Investment Interests except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws.

(i) Investor Status. Such Commitment Party is an “accredited investor” (as defined in Rule 501 under the Securities Act) or a qualified institutional buyer within the meaning of Rule 144A of the Securities Act. Such Commitment Party understands that the Direct Investment Interests are being offered and sold to such Commitment Party in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the TPI Group Entities are relying upon the truth and accuracy of, and such Commitment Party’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Commitment Party set forth herein in order to determine the availability of such exemptions and the eligibility of such Commitment Party to acquire such securities.

(j) No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Section 5, the other Transaction Agreements or any certificate delivered pursuant to any Transaction Agreement, neither the Commitment Party nor any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Commitment Party or any of its Affiliates, and the Commitment Party hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Commitment Party or any other Person, including any of their respective Representatives.

Section 6. ADDITIONAL AGREEMENTS.

(a) Plan and Disclosure Statement. The TPI Group Entities shall:

(i) file with the Bankruptcy Court, no later than ten (10) Business Days following the date hereof, the Plan and a related disclosure statement (the “Disclosure Statement”) on terms consistent with this Agreement, and, in each case, otherwise in form and substance reasonably acceptable to the Commitment Party and TPI Group Entities;

(ii) use commercially reasonable efforts to obtain the entry of an order by the Bankruptcy Court approving the Disclosure Statement on a conditional basis (the “Disclosure Statement Order”), in form and substance reasonably acceptable to the TPI Group Entities and the Commitment Party, as soon as practicable; and

(iii) use commercially reasonable efforts to obtain the entry of a Confirmation Order by the Bankruptcy Court, in form and substance reasonably acceptable to the Commitment Party and the TPI Group Entities.

(b) Support of the Plan.

(i) The TPI Group Entities and the other Debtors, as applicable, shall negotiate in good faith the terms of the Plan, the Disclosure Statement, the Disclosure Statement Order, the Confirmation Order and such other agreements, documents, motions or filings necessary to implement the Restructuring.

(ii) The TPI Group Entities and the other Debtors shall not (A) delay, impede, or take any other action that materially interferes with entry of the Disclosure Statement Order or the Confirmation Order, or (B) take any action that is intended to frustrate or impede the acceptance, approval, implementation or consummation of the Plan or Restructuring.

(iii) The Commitment Party agrees that, during the Interim Period (as defined below), it shall (A) negotiate in good faith the terms of the Plan, the Disclosure Statement, the Disclosure Statement Order, the Confirmation Order and such other agreements, documents, motions or filings necessary to implement the Restructuring and (B) use its reasonable best efforts to cause its controlled Affiliates to agree to: (1) timely vote or cause to be voted all of its claims owned or controlled by it to accept the Plan by timely delivering a duly executed and completed ballot or ballots, as applicable, accepting the Plan; and (2) not object to or otherwise commence any proceeding or take any other action opposing any of the terms of the Disclosure Statement or the Plan or this Agreement or that is inconsistent with or would materially delay or impede the consummation of the Plan or the Transactions, unless, in each case, the Plan is modified in a manner that violates the terms of this Agreement.

(c) Consultation and Cooperation.

(i) The TPI Group Entities will deliver to Reed Smith LLP, as counsel to the Commitment Party, drafts of any proposed material pleadings, motions, applications, and other documents, including, without limitation, the Plan, the Disclosure Statement, the proposed Disclosure Statement Order, and the proposed Confirmation Order, to be filed in the Chapter 11 Cases in connection with this Agreement or that would (A) impact the Business of the Debtors, the Mexico Subsidiary, the TPI Mexico V Direct Investment Interests or the TPI Mexico VI Direct Investment Interests, or (B) otherwise be inconsistent with the terms of this Agreement, in each case, for the Commitment Party’s prior review, comment, and consent at least two (2) Business Days prior to the filing or submission thereof (provided, if it is not practicable to deliver the same within two (2) Business Days of the filing date, as soon as practicable thereafter).

(ii) During the Interim Period, (A) each TPI Group Entity and the Commitment Party shall, and shall cause their respective Affiliates to, (1) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Plan Effective Date and (2) without limiting the foregoing or modifying the Parties’ obligations pursuant to Section 6(h), use commercially reasonable efforts to cause all conditions set for in Section 8 to be met as promptly as practicable and, in any event, on or before the Outside Date, and (B) each Party shall keep the other Party reasonably apprised of the status of the matters relating to the completion of the Transactions, including with respect to the negotiations relating to the satisfaction of the Plan Effective Date conditions of the other Party.

(d) Share Legend. Each certificate evidencing Direct Investment Interests issued hereunder, and each certificate issued in exchange for or upon the transfer of any such shares, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE ”ACT“), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such Direct Investment Interests are uncertificated, such Direct Investment Interests shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by Reorganized TPI Mexico V or Reorganized TPI Mexico VI, as applicable, or agent(s) thereof, and the term “Legend” shall include such restrictive notation.

(e) Conduct of Business. The Commitment Party acknowledges that the TPI Mexico Entities are operating the Business in the context of the Chapter 11 Cases and subject to the Commercial Arrangements. Subject to the foregoing, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms (the “Interim Period”), except as (x) as required by applicable Law, by Order of the Bankruptcy Court or to the extent required in connection with the Chapter 11 Cases or the Commercial Arrangements, (y) as required by the terms of this Agreement or any other agreement contemplated herein or (z) for matters identified on Section 6(e) of the Disclosure Schedules:

(i) The TPI Group Entities shall, and shall cause the Mexico Subsidiary, to (A) other than in connection with the Chapter 11 Cases, operate the Business in the ordinary course of business, (B) use commercially reasonable efforts to maintain the business, assets and properties of the TPI Mexico Entities in their current condition (subject to ordinary wear and tear) and (C) preserve in all material respects the present business operations, organization and goodwill of the Business and the present relationships with material customers, material suppliers and other material commercial relationships of the Business; and

(ii) unless the Commitment Party otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the TPI Group Entities shall not, and shall cause the Mexico Subsidiary not to, do any of the following:

(A) adopt or effect any change in or amendment or modification to any organizational or governing documents;

(B) create, grant or incur any Lien on the equity interests of the TPI Mexico Entities or any material assets (in each case, whether tangible or intangible) of the TPI Mexico Entities, in each case, other than a Permitted Lien or a Lien that will be discharged at or prior to the Plan Effective Date;

(C) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any corporation, partnership, limited liability company or other business organization or division or any securities or interests in any business organization;

(D) merge or consolidate with any other Person;

(E) restructure, reorganize or liquidate all or a portion of, or otherwise enter into an agreement or arrangement imposing restrictions upon, the assets and operations of the Business as operated Mexico Subsidiary (or such applicable TPI Group Entity);

(F) make any investment in, or any loan, advance or capital contribution to, any Person or enter into any joint venture, partnership or other similar arrangement;

(G) acquire, directly or indirectly, any assets or properties other than (x) raw material and supplies in the ordinary course of business and (y) assets and property the value of which does not exceed $100,000;

(H) (x) other than with respect to (1) Intellectual Property, or (2) sales, transfers or other dispositions to the Commitment Party pursuant to the Commercial Arrangements, sell, transfer or otherwise dispose of any assets of the Business, other than inventory, products and immaterial or obsolete equipment in the ordinary course of business; or (y) with respect to Intellectual Property, sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Lien on or otherwise fail to take any commercially reasonable action necessary to maintain or protect, any Business Intellectual Property, other than (i) a Permitted Lien or a Lien that will be discharged at or prior to the Plan Effective Date, (ii) non-exclusive licenses granted to third parties in the ordinary course of business or (iii) immaterial or obsolete Intellectual Property;

(I) except for any such Debt or guaranty that will be discharged at or prior to the Plan Effective Date, incur or issue any Debt, or, except to the extent necessary in connection with the Chapter 11 Cases, assume, grant, guarantee or endorse, or otherwise become, directly or indirectly, responsible for, the obligations of any Person;

(J) other than a grant or encumbrance in connection with a Permitted Lien or a Lien that will be discharged at or prior to the Plan Effective Date, issue, pledge, dispose of, grant, transfer, encumber, or sell or authorize the issuance, pledge, disposition, grant, transfer, encumbrance or sale of any additional shares of, or other equity interests in, the TPI Mexico Entities, or securities convertible into or exchangeable for such shares or equity interests (other than, in each case, the issuance or sale of shares of, or other equity interest in, a TPI Mexico Entity to another TPI Mexico Entity), or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire such shares, other equity interests or securities;

(K) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any shares of, or other equity interests in, the TPI Mexico Entities or securities convertible into or exchangeable for such shares or equity interests;

(L) other than in the ordinary course of business or in coordination with or at the direction of the Commitment Party or its Affiliates, enter into (including by assignment or acquisition), amend or modify, fail to renew, waive compliance with, settle any claim with respect to, or terminate any Material Contract;

(M) other than the Chapter 11 Cases, take any action to initiate or acquiesce to any bankruptcy, insolvency, reorganization or moratorium proceeding of any character, including composition, administration or an arrangement with creditors, voluntary or involuntary, of any TPI Mexico Entity;

(N) with respect to any assets, properties or business of the TPI Mexico Entities or the Business, agree to allow any form of relief from the automatic stay in the Chapter 11 Cases or fail to use reasonable best efforts to oppose any action by a third-party to obtain relief from the automatic stay in the Chapter 11 Cases;

(O) voluntarily pursue or seek, or fail to use reasonable best efforts to oppose any third party in pursuing or seeking, a conversion of any of the Chapter 11 Cases of TPI Parent or either of the TPI Group Entities to a case under chapter 7 of the Bankruptcy Code, the appointment of a trustee under chapter 11 or chapter 7 of the Bankruptcy Code and/or the appointment of an examiner with expanded power in any such Chapter 11 Case;

(P) incur any capital expenditures in respect of the Business in excess of $100,000;

(Q) declare, pay or set aside any dividends or distributions on any capital stock of any TPI Mexico Entity (in cash or in kind);

(R) other than as required by applicable Law, by the terms of any Employee Plan in effect on the date hereof or in the ordinary course of business (including increases in wages, salaries, bonuses and incentives), (1) hire, promote or terminate (other than for cause) the employment of any Covered Employee, with an annual compensation in excess of $100,000, (2) increase the wages, salaries, or bonuses payable to any Covered Employee, (3) transfer the employment of any Covered Employee out of the TPI Mexico Entities such that he or she would no longer be considered a Covered Employee, (4) establish or materially increase any benefits under any Employee Plan, or grant or increase any severance, change in control, retention, termination or similar compensation or benefits to (or amend any existing severance, change in control, retention, termination or similar compensation, benefits or arrangement with) any Covered Employee or other service provider of the TPI Mexico Entities providing services Related to the Business, or (5) establish, adopt, materially amend, or terminate any Employee Plan;

(S) With respect to the TPI Mexico Entities, (1) make (other than on a basis consistent with past practice), change or revoke any material Tax election, (2) settle or compromise any Liability for a material amount of Taxes, (3) file any amended Tax Return (other than on a basis consistent with past practice), (4) surrender any right to claim a refund of Taxes, (5) change any Tax accounting method or period, (6) file any Tax Return (other than on a basis consistent with past practice) or (7) enter into any Contract or other arrangement, or execute any waiver, providing for any extension of time within which (x) to file any Tax Return, (y) pay any Taxes or (z) any Taxing Authority may assess or collect Taxes, except in each case, in the ordinary course of business;

(T) enter into any new line of business;

(U) materially amend, modify, extend, renew or terminate any Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property that is material to the Business;

(V) (1) amend or terminate any Material Contract or (2) enter into any Contract that would have been required to be disclosed as a Material Contract on Section 4(o)(i) of the Disclosure Schedules, had it been entered into prior to effective date of this Agreement, other than in the ordinary course of business;

(W) enter into any settlement or release with respect to any Action or Order Related to the Business or the TPI Mexico Entities, in each case, where the amount paid in settlement or release exceeds $50,000, other than any settlement or release entered into in the ordinary course of business or otherwise (1) contemplates only the payment of money without ongoing limits on the conduct or operation of the Business which payment will be satisfied by the TPI Mexico Entities prior to the Plan Effective Date, (2) results in a full release of the TPI Mexico Entities or with respect to the claims giving rise to such Action or Order or (3) involves the payment of Liabilities reflected or reserved against in full in the financial statements filed by TPI Parent with the U.S. Securities Exchange Commission from time to time;

(X) fail to maintain, in full force and effect any existing Insurance Policy for, at the expense of, or for the benefit of the TPI Mexico Entities or the Business;

(Y) delay or postpone any payment of accounts payable or other payables or expenses (other than pre-petition accounts payable not permitted to be paid under the Bankruptcy Code), or accelerate the collection of accounts receivable or cash collections of any type in a manner that materially deviates from the ordinary course of business;

(Z) fail to maintain or permit to lapse or expire any material Permit; or

(AA) agree to, authorize or enter into any legally binding commitment with respect to any of the foregoing.

(f) Access to Information.

(i) During the Interim Period, upon reasonable prior written notice to the TPI Mexico Entities, the TPI Mexico Entities shall, at the sole cost and expense of the Commitment Party, (A) afford the Representatives of the Commitment Party reasonable access, during normal business hours, to the properties, assets, employees, facilities, Contracts and books and records of the TPI Mexico Entities, (B) furnish to the Representatives of the Commitment Party such additional financial and operating data, any information relating (directly or indirectly) to Taxes, Social Security Obligations and other information regarding the TPI Mexico Entities as the Commitment Party or its Representatives may from time to time reasonably request, and (C) make available to the Commitment Party and its Representatives, during normal business hours, those directors, officers, employees, auditors, accountants and other Representatives of the TPI Mexico Entities and the Mexico Subsidiary, except, in the case of (A), (B) and (C), as set forth in Section 6(f)(ii).

(ii) Notwithstanding anything in this Agreement to the contrary:

(A) (1) in no event shall the TPI Mexico Entities or their respective Affiliates be obligated to provide any (x) access or information in violation of any applicable Law (including Data Protection Obligations) or any Order of the Bankruptcy Court, (y) information, the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to any of the TPI Mexico Entities or any of their respective Affiliates relating to such information, or (z) information, the disclosure of which would cause any TPI Mexico Entity or any of their respective Affiliates to breach a confidentiality obligation to which it is bound (it being agreed that, in the case of the preceding clauses (x), (y) and (z), the TPI Mexico Entities shall cooperate with the Commitment Party and its Representatives to make appropriate substitute arrangements or limit disclosure to the extent necessary to avoid a violation of an applicable Law or an Order of the Bankruptcy Court or avoid jeopardizing an applicable privilege or avoid breaching the applicable confidentiality obligation) and (2) any access or investigation contemplated by Section 6(f) shall not unreasonably interfere with any of the personnel or operations of any of the TPI Mexico Entities or any of their respective Affiliates or the Business;

(B) the auditors and accountants of any of the TPI Mexico Entities or any of their respective Affiliates or the Business shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; and

(C) The Commitment Party and its Representatives shall not conduct any sampling or testing of soil, groundwater, air, or other environmental media of the Leased Real Property.

(g) Confidentiality. The Commitment Party acknowledges that the Confidential Information and Transaction Information (each as defined in the Confidentiality Agreement) provided to it in connection with this Agreement, including information provided under Section 6(f), is subject to the Confidentiality Agreement and the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon the Commitment Party, its Representatives (as defined in the Confidentiality Agreement) and any other third party who signed (or signs) a joinder thereto subject to and in accordance with the Confidentiality Agreement as if parties thereto) until the Plan Effective Date, at which time the obligations under the Confidentiality Agreement shall terminate; provided, however, that the Commitment Party’s confidentiality obligations shall terminate only in respect of that portion of the Confidential Information relating to the Business and the TPI Mexico Entities, and for all other Confidential Information, the

Confidentiality Agreement shall continue in full force and effect in accordance with its terms. If for any reason the Plan Effective Date does not occur and this Agreement is terminated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided, that the term of the Confidentiality Agreement as set forth therein shall be amended to refer to one (1) year from the date of termination of this Agreement. For the avoidance of doubt, the provisions in the Confidentiality Agreement that, by their terms, survive the termination of the Confidentiality Agreement shall continue in full force and effect in accordance with their terms (as modified by the previous sentence).

(h) Regulatory Approvals.

(i) Promptly following the date hereof until the Plan Effective Date or the earlier termination of this Agreement pursuant to Section 11, each of the TPI Group Entities and the Commitment Party shall, and shall cause their respective Affiliates to, (x) make all required filings and (y) use commercially reasonable efforts to take any and all steps to promptly obtain all Consents, Permits and Orders of all Government Authorities (other than, with respect the TPI Group Entities, any required approvals or action of the Bankruptcy Court) that may be, or become, necessary for the execution and delivery of, and performance of its obligations pursuant to, the Transaction Agreements (including the consummation of the Transactions) (collectively, the “Government Approvals”).

(ii) Without limiting the generality of each Party’s obligations under Section 6(h)(i), to the extent required, the TPI Group Entities and the Commitment Party shall make any filings required pursuant to Antitrust Laws with respect to the Transactions within twenty (20) Business Days following the date hereof, unless otherwise extended by mutual agreement between the TPI Group Entities and the Commitment Party. From the date hereof until the Plan Effective Date or the earlier termination of this Agreement in accordance with its terms, the Commitment Party shall, and shall cause its respective Affiliates to, the TPI Group Entities shall, and shall cause their Affiliates to use commercially reasonable efforts to resolve as soon as reasonably practicable, any inquiry or investigation by any Government Authority relating to the Transactions under any Antitrust Law. None of the Parties shall withdraw any filing required by Antitrust Law, enter into any agreements to extend any waiting period under any Antitrust Law or enter into any agreements to delay or not to consummate the Transactions without the prior written consent of the Commitment Party (in the case of the TPI Group Entities) or each TPI Group Entity (in the case of the Commitment Party). All filing fees related to filings under any Antitrust Laws shall be borne by the Commitment Party.

(iii) From the date hereof until the Plan Effective Date or the earlier termination of this Agreement in accordance with its terms, each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to pursue any or all reasonable actions to the extent necessary to eliminate each and every impediment under any Antitrust Law that may be asserted by any Government Authority or any other Person in opposition to the consummation of any of the Transactions, so as to enable the Parties to consummate the Transactions as soon as reasonably practicable but in any event, prior to the Outside Date. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that none of the Commitment Party, any TPI Group Entity, or any of the respective Affiliates of any of the foregoing shall be obligated to (and, without the Commitment Party’s prior written consent, the TPI Group Entities shall not agree to do any of the following in pursuit of or in satisfaction of a condition for any approval from a Government Authority), and the covenants set forth in this Section 6(h) will in no event require, or be construed to require, the Commitment Party, any TPI Group Entity or any of the respective Affiliates of any of the foregoing to (A) enter into any settlement, undertaking, consent decree, stipulation or Contract with any Government Authority, (B) litigate, defend, challenge or take any action with respect to any Action by any Person, including any Government Authority (including taking any steps or actions to defend against, vacate, modify or suspend any injunction or Order, including any injunction related to a private cause of action that would prevent consummation of the Transactions or any other Transaction Agreement), (C) agree, propose, negotiate, offer, effect or commit, by consent decree, hold separate order or otherwise (including by establishing a trust), to sell, divest, license, lease, dispose of, transfer, encumber or otherwise restrict the TPI Group Entities or any of a TPI Group Entity’s or the Commitment Party’s or any of their or its Affiliates’ assets or businesses operations, product or service lines, assets or properties, or any rights in any of the foregoing, (D) terminate or modify existing relationships, contractual rights or obligations of the affected party or any of its respective Affiliates, including by committing to the payment of any fee, penalty or other consideration or making any concession, waiver or amendment under any Contract, (E) take or commit to take actions that would limit the affected Party’s or any of its Affiliates’ freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of any of their businesses, operations, product or service lines, assets or properties, or any rights in any of the foregoing, (F) cease to conduct any business in any jurisdiction or (G) agree to do any of the foregoing, in each case, in connection with the Transactions. Notwithstanding the foregoing sentence, at the written request of the Commitment Party, the TPI Group Entities shall, and shall cause the Mexico Subsidiary to agree to take any of the actions described in the previous sentence to the extent any such action is conditioned upon the occurrence of the Plan Effective Date.

(iv) The Commitment Party shall promptly notify each TPI Group Entity, and each TPI Group Entity shall promptly notify the Commitment Party of any substantive oral or written communication it or any of its Representatives receives from any Government Authority relating to the matters that are the subject of this Section 6(h), permit the applicable Parties and their respective Representatives to review in advance any communication relating to the matters that are the subject of this Section 6(h) proposed to be made by such Party to any Government Authority and provide the other Parties with copies of all substantive correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Government Authority or members of its staff, on the other hand, relating to the matters that are the subject of this Section 6(h), provided, however, that materials proposed to be submitted in response to any such Government Authority communication may be redacted: (A) to remove references concerning the valuation of the Business; (B) as necessary to comply with Contractual arrangements, applicable Law or by Order of the Bankruptcy Court; and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. No Party shall agree to participate in any meeting or substantive discussion (including by phone) with any Government Authority in respect of any such filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Government Authority, gives the applicable Parties the opportunity to attend and participate at such meeting or discussion (including by phone). Subject to the Confidentiality Agreement, the Parties shall use commercially reasonable efforts to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the Commitment Party (in the case of the TPI Group Entities) or each TPI Group Entity (in the case of the Commitment Party) may reasonably request in connection with the foregoing. The Commitment Party shall, in reasonable consultation with the TPI Group Entities, control and direct the process by which the Parties seek to avoid or eliminate impediments under any Antitrust Law or any other competition, trade regulation or foreign investment regulation Law, including by directing the strategy and making final determinations related to the review or investigation of the Transactions by any Government Authority. Nothing in this Section 6(h)(iv) shall be applicable to Tax matters.

(v) Subject to Section 6(h)(iii), from the date hereof until the Outside Date, the Commitment Party shall not, and shall not permit any of its Affiliates to, enter into or consummate any material acquisition transaction or grant any material license of material assets, in each case, outside the ordinary course of business, that would be reasonably likely to have a material and adverse effect on the receipt of the Government Approvals required for the consummation of the Transactions; provided, that nothing in this Section shall restrict: (A) acquisitions or investments that are immaterial, (B) acquisitions or investments unrelated to the Business, (C) licenses granted in the ordinary course of business, (D) any actions that do not require a filing, approval, or clearance from a Government Authority in connection with the Transactions, or (E) the consummation of any transaction contemplated by any Contract entered into on or prior to the date hereof.

(vi) Actions or agreements required of the Commitment Party or the TPI Group Entities pursuant to this Section 6(h) shall under no circumstances be considered a Material Adverse Effect.

(i) Third Party Consents. Each Party agrees to cooperate and use commercially reasonable efforts to obtain any other consents and approvals from any third Person other than a Government Authority that may be required in connection with any Transaction (the “Third Party Consents”). Notwithstanding anything in this Agreement to the contrary, no Party or any of its Affiliates shall be required to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Third Party Consent. For the avoidance of doubt, no representation, warranty or covenant of any TPI Group Entity contained in any Transaction Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied, solely based on (a) the failure in and of itself to obtain any Third Party Consents or (b) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Third Party Consents; provided, that nothing in this Section 6(i) shall (x) prevent a claim by the Commitment Party that any act or omission of any TPI Group Entity or TPI Parent underlying such failure was a breach of this Agreement or (y) limit TPI Parent’s or any TPI Group Entity’s obligations to comply with their covenants herein, including to cooperate and utilize such Person’s commercially reasonable efforts to obtain any such Third Party Consent.

(j) Intercompany Obligations. The Plan shall contain standard provisions for the termination, cancellation and extinguishment of the Intercompany Obligations. Nothing in this Section 6(j) shall require the TPI Group Entities to terminate or cancel any Intercompany Obligations solely and exclusively between or among the TPI Mexico Entities.

(k) No Successor Liability. The Parties intend that, to the fullest extent permitted by Law (including under Section 363(f) and 1141(c) of the Bankruptcy Code), upon the Plan Effective Date, the Commitment Party shall not be deemed to: (i) be the successor of any TPI Group Entity, (ii) have, de facto or otherwise, merged with or into any TPI Group Entity, (iii) be a mere continuation or substantial continuation of any TPI Group Entity, or (iv) be liable for any acts or omissions of the TPI Group Entities in the conduct of the Business other than as expressly set forth in this Agreement or the Plan. The Parties acknowledge and agree that the Transaction was subject to arm’s-length negotiation by the Commitment Party, TPI Parent, and all TPI Group Entities. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Parties acknowledge and agree that the Commitment Party and the Commitment Party’s Affiliates (y) shall not be liable for any Liability or Lien against the Debtors or any of the Debtors’ predecessors or Affiliates (other than those of the Mexico Subsidiary), and (z) shall have no successor or vicarious Liability of any kind or character whether known or unknown as of the Plan Effective Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business or any other Liabilities of the TPI Group Entities arising prior to the Plan Effective Date. The Parties agree that the provisions substantially in the form of this Section 6(k) shall be reflected in the Plan and the Confirmation Order.

(l) Guarantees; Other Obligations.

(i) At or before the Plan Effective Date, the Commitment Party and the TPI Group Entities shall use commercially reasonable efforts to pursue one or more of the following with respect to the TPI Parent Guarantees outstanding as of the date hereof and set forth on Section 6(l)(i) of the Disclosure Schedules: (a) arrange for substitute letters of credit, guarantees or other credit support to replace such TPI Parent Guarantees, or (b) assume the obligations under such TPI Parent Guarantees; provided, however, that the Commitment Party shall not be obligated to provide any substitute credit support, letter of credit or guarantee or assume any such obligations unless the terms, structure and associated costs thereof are reasonably acceptable to the Commitment Party and on terms that are no less favorable to the Commitment Party or its Affiliates than those included in the existing credit support, letter of credit or guarantee; provided further, that with respect to the MX4 Lease Guaranty, the Commitment Party shall, prior to the Plan Effective Date, offer to QVC a substitute guaranty or other credit support on substantially the same terms and conditions (including scope, duration and amount) as the existing TPI Parent Guarantee in effect as of the date hereof. If any of the TPI Parent Customs Deposits and Bonds or TPI Parent Leasehold Security Deposits securing a TPI Parent Guarantee (each a “Collateral Deposit”) are not released in full to TPI Parent prior to the Plan Effective Date, the Commitment Party shall use commercially reasonable efforts to cooperate with TPI Parent to obtain a release of such Collateral Deposit. Following the Plan Effective Date, upon release of such Collateral Deposit, to the extent such Collateral Deposit is actually paid to the Commitment Party, then the Commitment Party shall promptly pay, or cause to be paid, such released Collateral Deposit to TPI Parent.

(ii) Except as expressly set forth in Section 6(l)(i) above with respect to substitute credit support, letter of credit or guarantee, the Commitment Party shall not be obligated to enter into any agreement, arrangement or commitment, with respect to the Lease or amendment thereto, with any Person on terms that are less favorable than those contained in any existing Lease.

(iii) To the extent any creditor, beneficiary or counterparty does not accept such substitute credit support or assumption despite the Commitment Party’s commercially reasonable efforts, then, from and after the Plan Effective Date until the Wind-Up Date, the Commitment Party shall indemnify and hold harmless TPI Parent and its Affiliates (including WindDown Co) solely against amounts actually paid by TPI Parent or its Affiliates pursuant to a draw or demand made under such TPI Parent Guarantees, together with reasonable, documented, third-party out-of-pocket costs directly incurred in connection therewith, net of any recoveries, provided that:

(A) such indemnity shall not apply to any amounts arising from any amendment, extension, increase, modification or renewal of any TPI Parent Guarantee or the underlying obligation after the Plan Effective Date without the prior written consent of the Commitment Party;

(B) such indemnity shall not apply to any amounts arising from any act or omission of TPI Parent or any of its Affiliates prior to or on the Plan Effective Date;

(C) TPI Parent shall use commercially reasonable efforts to mitigate any losses subject to indemnification;

(D) the Commitment Party shall have reasonable notice and the right to participate in the defense or resolution of any claim or demand relating to a TPI Parent Guarantee; and

(E) no indemnification shall be owed for internal costs, overhead, lost profits, or consequential damages.

(iv) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6(l) shall require the Commitment Party to provide credit support that is more onerous in amount, duration, or scope than the applicable TPI Parent Guarantee as in effect on the date hereof. Solely to the extent such TPI Parent Guarantee is not replaced prior to such date, from and after the Plan Effective Date until December 31, 2026, TPI Parent shall maintain in full force and effect each TPI Parent Guarantee in accordance with its terms and shall not terminate, allow to lapse, amend, modify or fail to renew any such TPI Parent Guarantee.

(v) At the request of TPI Parent, the Commitment Party shall deliver to TPI Parent a complete financial package containing all information and documentation that would be reasonably required by a prospective replacement guarantor or credit support provider to evaluate and provide a replacement guarantee or other credit support in substitution for an existing guarantee. TPI Parent may deliver such information to the applicable beneficiary or counterparty in requesting a release of one or more TPI Parent Guarantees.

(m) Unrelated Mexico Entity Assignment. Pursuant to the Confirmation Order, prior to the Plan Effective Date, TPI Mexico V shall assign all of its equity interests in the Unrelated Mexico Entity to one or more of its Affiliates or other Persons, and any such assignment shall be deemed permitted and shall not constitute a breach of this Agreement or require any further consent of the Commitment Party.

(n) Filed Mexico ECA. On or prior to the Plan Effective Date, the Parties shall execute and deliver a short-form equity commitment agreement prepared in a manner sufficient to satisfy regulatory and filing requirements in Mexico related to the Transaction (the “Filed Mexico ECA”), which the Parties acknowledge and agree shall not be intended to, and shall not be deemed to, modify, supplement, expand, or independently give rise to any economic, commercial or substantive obligations of the Parties beyond those expressly set forth in this Agreement. The Parties acknowledge and agree that any provisions of the Filed Mexico ECA that reference consideration, purchase price, payments, liabilities, covenants, representations, warranties or other obligations relating to the Transactions are included to reflect, evidence or give local legal effect to the corresponding obligations arising under this Agreement, and shall not be construed as creating any additional, separate, duplicative or incremental rights or obligations of any Party. No Party shall be required to perform, satisfy, or discharge any obligation more than once by reason of the existence of both this Agreement and the Filed Mexico ECA. In the event of any inconsistency, conflict, ambiguity, or divergence between the provisions of the Filed Mexico ECA and this Agreement, whether arising at or after the Plan Effective Date, the provisions of this Agreement shall prevail and control; provided, that if at any time any provision of the Filed Mexico ECA is determined, asserted, or reasonably alleged to be inconsistent with this Agreement or to impair the implementation or enforcement of the Transactions as contemplated hereby, the Parties shall cooperate in good faith and take all actions reasonably necessary or advisable to eliminate such inconsistency or impairment, including by amending, restating, supplementing, re-executing, or replacing the Filed Mexico ECA (or entering into any additional instruments), in each case in a manner that preserves compliance with applicable Law.

Section 7. POST-PLAN EFFECTIVE DATE COVENANTS.

(a) Access. From and after the Plan Effective Date, subject to any limitations imposed by the Bankruptcy Code or the Bankruptcy Court (if applicable), in connection with any reasonable business purpose, including the preparation or amendment of Tax Returns, claims or obligations relating to financial statements or the determination of any matter relating to the rights or obligations of WindDown Co or any of its Affiliates under any Transaction Agreement, or as is necessary to administer or satisfy their obligations in connection with the Chapter 11 Cases, upon reasonable prior written notice to the Commitment Party, and except to the extent necessary to (i) ensure compliance with any applicable Law or an Order of the Bankruptcy Court, (ii) preserve any applicable privilege (including the attorney-client privilege) or (iii) comply with any Contractual confidentiality obligations, the Commitment Party shall, and shall cause each of the TPI Mexico Entities, their respective Affiliates and their respective Representatives to, at WindDown Co’s sole cost and expense and during normal business hours, (A) afford WindDown Co and its Representatives and their respective Affiliates reasonable access, during normal business hours, to the properties, books and records of the Commitment Party and its Affiliates in respect of any of the TPI Mexico Entities and the Business, (B) furnish to WindDown Co and its Representatives and their respective Affiliates such additional financial and other information regarding the TPI Mexico Entities, their Affiliates and the Business as WindDown Co or its Representatives may from time to time reasonably request and (C) make available to WindDown Co and its Representatives and their respective Affiliates those employees of the Commitment Party or its Affiliates whose assistance, expertise, testimony, notes or recollections or presence to the extent required to assist WindDown Co, its Representatives or their respective Affiliates to administer the Chapter 11 Cases; provided, however, that such access shall not unreasonably interfere with the business or operations of the Business; and provided, further, that the auditors and accountants of the Commitment Party or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. Notwithstanding anything to the contrary herein, for the longer of (1) any applicable statute of limitations and (2) the period ending on the Wind-Up Date, WindDown Co shall have continued access to all books and records of the TPI Mexico Entities relating to the periods prior to the Plan Effective Date to the extent required to administer the Chapter 11 Cases and WindDown Co may retain copies of such books and records, as necessary or appropriate in connection with such purpose.

(b) Further Assurances. From time to time following the Plan Effective Date, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquaintances and other documents or instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions as may be reasonably requested by the Commitment Party (in the case of the TPI Group Entities) or the TPI Group Entities (in the case of the Commitment Party); provided, however, that nothing in this Section 7(b) shall require any Party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Plan Effective Date.

(c) Directors’ and Officers’ Indemnification and Exculpation.

(i) Survival of Existing Obligations.

(A) The Commitment Party agrees that, from and after the Plan Effective Date, each TPI Mexico Entity shall honor the rights to indemnification and exculpation under the certificate of incorporation, bylaws or comparable organizational documents of the TPI Mexico Entities now in effect and under applicable Law, those individuals who, on or prior to the Plan Effective Date, were directors or officers of such TPI Mexico Entity (the “Covered D&O Persons”), to the extent relating to (i) acts or omissions occurring at or prior to the Plan Effective Date in their capacity as directors or officers of such TPI Mexico Entity and (ii) the business, operations or assets of such TPI Mexico Entity. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Covered D&O Persons for a period of six (6) years, unless such modification is required by Law.

(B) Notwithstanding the foregoing:

(1) No TPI Mexico Entity shall be responsible for indemnification or exculpation with respect to acts or omissions undertaken in any capacity for TPI Parent or any other Affiliate not acquired pursuant to this Agreement;

(2) Nothing herein shall expand, enlarge or create any indemnification or exculpation rights beyond those existing under the applicable organizational documents of the relevant TPI Mexico Entity as in effect immediately prior to the Plan Effective Date;

(3) The Commitment Party shall not assume any indemnification obligations of TPI Parent or any non-acquired Affiliate; and

(4) Such rights may be amended, modified or repealed after the Plan Effective Date in a manner consistent with applicable Law; provided, that no such amendment shall retroactively eliminate rights with respect to covered acts or omissions occurring at or prior to the Plan Effective Date.

(ii) No Expansion; Limited Beneficiary Rights.

(A) This Section 7(c) is intended solely to preserve existing indemnification rights of the Covered D&O Persons with respect to acts or omissions occurring at or prior to the Plan Effective Date in their capacity as directors or officers of the TPI Mexico Entities. Nothing herein shall:

(1) Create new indemnification rights; or

(2) Expand existing rights.

(d) Covered Employees – Additional Employment Terms

(i) Terms and Conditions of Employment. For a period of at least six (6) months, following the Plan Effective Date, each Covered Employee shall be entitled to receive, while in the employ of the Commitment Party or its Affiliates, at least the same salary, bonus, and incentive compensation, employee benefits and social security rights (including defined benefit pension plans) and other terms and conditions of employment as were provided to such employee immediately prior to the Plan Effective Date by the Mexico Subsidiary.

(ii) Credit for Service. The Commitment Party shall, and shall cause its Affiliates to, credit in all material respects Covered Employees for service earned on and prior to the Plan Effective Date with the Mexico Subsidiary and any of its Affiliates or predecessors, in addition to service earned with the Commitment Party and its Affiliates on or after the Plan Effective Date (i) to the extent that service is relevant for purposes of eligibility, vesting, paid-leave entitlement or, for severance and vacation benefits only, the calculation of benefits under any employee benefit plan, program or arrangement of the Commitment Party or any of its Affiliates for the benefit of the Covered Employees on or after the Plan Effective Date and (ii) for such additional purposes as may be required by applicable Law; provided, however, that nothing herein shall result in a duplication of benefits with respect to the Covered Employees.

(iii) Pre-existing Conditions; Coordination. The Commitment Party shall, and shall cause its Affiliates to use commercially reasonable efforts to, waive any pre-existing condition or actively at work limitations, evidence of insurability and waiting periods for the Covered Employees and their eligible spouses and dependents under any employee benefit plan, program or arrangement of the Commitment Party or any of its Affiliates for the benefit of the Covered Employees on or after the Plan Effective Date. The Commitment Party shall, and shall cause its Affiliates to, credit in all material respects for purposes of determining and satisfying annual deductibles, co-insurance, co-pays, out-of-pocket limits and other applicable limits under the comparable health plans and arrangements offered to Covered Employees, deductibles, co-insurance, co-pays and out-of-pocket expenses paid by Covered Employees and their respective spouses and dependents under the health plans of any TPI Mexico Entity or any of its Affiliates in the calendar year in which the Plan Effective Date occurs.

(e) Consultation with Employee Representative Bodies.

(i) The Parties shall, and shall cause their respective Affiliates to, mutually cooperate in undertaking all reasonably necessary or legally required provision of information to, or consultations, discussions or negotiations with, employee representative bodies (including any works councils or any union councils) that represent a Covered Employee.

(ii) The Parties shall not, and shall not cause their respective Affiliates to, agree to any changes in terms of employment (including severance commitments and practices) of any Covered Employee in connection with the information and consultation processes referred to in Section 7(e)(i) which would reasonably be expected to materially increase labor costs in any country, without the prior written consent of the other Parties.

(iii) Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Collective Bargaining Agreement shall be governed by the applicable Collective Bargaining Agreement until the expiration, modification or termination of such Collective Bargaining Agreement in accordance with its terms or applicable Law.

(f) Escrow Cooperation; KYC. The Parties shall deliver to the Adjustment Escrow Agent all documentation, information and materials required by the Adjustment Escrow Agent in connection with applicable “know your customer,” anti-money laundering and related compliance requirements of the Escrow Agent to open the Adjustment Escrow Account and for the Adjustment Escrow Agent to enter into the Adjustment Escrow Agreement.

(g) No Third-Party Beneficiaries. Notwithstanding the provisions of Section 7(d) through Section 7(e) or any provision of the Agreement, nothing in Section 7(d) through Section 7(e) or the Agreement is intended to and shall not (i) create any third-party rights, (ii) amend any employee benefit plan, program, policy or arrangement, (iii) require the Commitment Party or any of its Affiliates or the Mexico Subsidiary or any of its Affiliates to continue any employee benefit plan, program, policy or arrangement beyond the time when it otherwise lawfully could be terminated or modified or as otherwise required herein or (iv) provide any Covered Employee with any rights to continued employment.

Section 8. CONDITIONS TO THE OBLIGATIONS OF THE COMMITMENT PARTY.

(a) Conditions to the Obligations of the Commitment Party. The obligations of the Commitment Party to purchase the Direct Investment Interests on the Plan Effective Date are subject to the satisfaction of the following conditions (unless waived in writing by the Commitment Party):

(i) Plan and Confirmation Order. The Plan, the Disclosure Statement, the Confirmation Order and the Disclosure Statement Order, as entered or approved by the Bankruptcy Court, as applicable, shall each be in the form and substance reasonably acceptable to the Debtors and the Commitment Party, and, in the case of the Confirmation Order and the Disclosure Statement Order, shall have been entered into by the Bankruptcy Court and shall not be subject to any stay.

(ii) Conditions to the Plan. The conditions to the occurrence of the Plan Effective Date set forth in the Plan shall have been satisfied or waived in accordance with the terms thereof and, concurrent with the consummation of the Direct Investment contemplated hereunder.

(iii) Approvals. All clearances, approvals, or other consents required pursuant to applicable Antitrust Law (“Required Approvals”) and all Other Required Approvals shall have been issued or obtained or, if applicable, all applicable waiting periods shall have expired, been waived by the applicable Government Authority or have been terminated.

(iv) Compliance with Law. No Law or Order shall have been issued, enacted or entered into by a court of competent jurisdiction or other Government Authority preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(v) Deliverables. The Commitment Party shall have received all agreements, documents and instruments set forth in Section 1(d)(i) and Section 1(d)(ii) and all other TPI Transaction Agreements, duly executed by the Parties (other than the Commitment Party) party thereto.

(vi) Commitment Funding Notice. The Commitment Party shall have received the Commitment Funding Notice in accordance with Section 1(c).

(vii) Valid Issuance. Each of the TPI Mexico V Direct Investment Interests and the TPI Mexico VI Direct Investment Interests, shall be, upon (A) payment of the Estimated Purchase Price as provided herein, (B) the Plan Effective Date and subject to the Confirmation Order and effectiveness of the Plan, validly issued and outstanding, and free and clear of all Liens, pre-emptive rights, rights of first refusal, subscription and similar rights, except as set forth herein or created or otherwise imposed by any Commitment Party, and other than Liens pursuant to applicable securities Laws or Liens imposed by the Commitment Party as of the effectiveness of the Plan.

(viii) No Restraint. No judgment, injunction, decree or other legal restraint shall be in effect that prohibits the consummation of the Plan or the Direct Investment.

(ix) Representations and Warranties.

(A) the representations and warranties of the TPI Group Entities contained in Section 4(a) (Formation and Authority of the TPI Group Entities; Enforceability), Section 4(b) (Formation and Qualification of the Mexico Subsidiary), Section 4(c) (Capital Structure of the TPI Mexico Entities; No Subsidiaries) and Section 4(j) (Brokers) shall be true and correct in all but de minimis respects on and as of the Plan Effective Date, with the same force and effect as though such representations and warranties had been made on and as of the Plan Effective Date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case it shall be true and correct in all but de minimis respects as of such specified date);

(B) the representations and warranties of the TPI Group Entities contained in Section 4(c)(ii) (Capital Structure of the TPI Mexico Entities), Section 4(e)(i) and Section 4(e)(ii) (No Conflict) shall be true and correct in all material respects on and as of the Plan Effective Date, with the same force and effect as though such representations and warranties had been made on and as of the Plan Effective Date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case it shall be true and correct in all material respects as of such specified date);

(C) all other representations and warranties of the TPI Group Entities contained in this Agreement shall be true and correct on and as of the Plan Effective Date as if made on the Plan Effective Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (C), no effect shall be given to any qualifier of “material” or “Material Adverse Effect” in such representations and warranties;

(D) the covenants contained in this Agreement required to be performed or complied with by the TPI Group Entities at or before the Plan Effective Date shall have been performed or complied with in all material respects; and

(E) the Commitment Party shall have received a certificate signed by an authorized officer of each TPI Group Entity, dated as of the Plan Effective Date, certifying as to the satisfaction of the matters set forth in the foregoing clauses (A) through (D).

(x) TPI Transaction Agreements. The TPI Group Entities shall have executed and delivered, or caused to be executed and delivered, to the Commitment Party all TPI Transaction Agreements.

(xi) Material Adverse Effect. Since the date hereof, there shall not have occurred a Material Adverse Effect.

(xii) Unrelated Mexico Entity Assignment. Prior to the Plan Effective Date, the Unrelated Mexico Entity Assignment shall have been consummated.

(xiii) Asset Purchase Closing. The transactions contemplated by the APA (the “Asset Purchase Closing”) shall occur contemporaneously with the consummation of the Transactions and all conditions to the Asset Purchase Closing shall have been satisfied or, to the extent permitted by the APA, waived (other than those conditions that by their nature are to be satisfied at the Asset Purchase Closing).

(b) Conditions to the Obligations of the TPI Group Entities. The obligations of the TPI Group Entities to consummate the Transactions on the Plan Effective Date are subject to satisfaction of the following conditions (unless waived in writing by the TPI Group Entities), except where the failure to satisfy any such condition is the result of a failure by the TPI Group Entities to comply with this Agreement:

(i) Plan and Confirmation Order. The Plan and the Confirmation Order, as entered or approved by the Bankruptcy Court, as applicable, shall each be in the form and substance reasonably acceptable to the Debtors and the Commitment Party, and in the case of the Confirmation Order, shall not be subject to any stay.

(ii) Conditions to the Plan. The conditions to the occurrence of the Plan Effective Date set forth in the Plan and the Confirmation Order shall have been satisfied or waived in accordance with the terms thereof and, concurrent with the consummation of the Direct Investment contemplated hereby.

(iii) Approvals. All Required Approvals and all Other Required Approvals, as set forth in Schedule A of the Disclosure Schedules, shall have been issued or obtained or, if applicable, all applicable waiting periods shall have expired, waived by the applicable Government Authority or have been terminated.

(iv) No Restraint. No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan or the Direct Investment.

(v) Representations and Warranties.

(A) the representations and warranties of the Commitment Party contained in Section 5(a) (Formation and Authority of the Commitment Party; Enforceability) and Section 5(f) (Brokers) shall be true and correct in all but de minimis respects on and as of the Plan Effective Date, with the same force and effect as though such representations and warranties had been made on and as of the Plan Effective Date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case it shall be true and correct in all but de minimis as of such specified date);

(B) the representations and warranties of the Commitment Party contained in Section 5(b)(i) and Section 5(b)(ii) (No Conflicts) shall be true and correct in all material respects on and as of the Plan Effective Date, with the same force and effect as though such representations and warranties had been made on and as of the Plan Effective Date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case it shall be true and correct in all material as of such specified date);

(C) all other representations and warranties of the Commitment Party contained in this Agreement shall be true and correct on and as of the Plan Effective Date as if made on the Plan Effective Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Commitment Party, would not prevent or materially impair or delay the ability of the Commitment Party to consummate the Transactions or otherwise timely perform its obligations under the Transaction Agreements; provided, however, that for purposes of determining the satisfaction of the condition in this clause (C), no effect shall be given to any qualifier of “materiality” in such representations and warranties;

(D) the covenants contained in this Agreement required to be performed or complied with by the Commitment Party at or before the Plan Effective Date shall have been performed or complied with in all material respects; and

(E) The TPI Group Entities shall have received a certificate signed by an authorized officer of the Commitment Party, dated as of the Plan Effective Date, certifying as to the satisfaction of the matters set forth in the foregoing clauses (A) through (D).

(vi) Commitment Party Transaction Agreements. The Commitment Party shall have executed and delivered to the TPI Group Entities all Commitment Party Transaction Agreements.

(vii) Asset Purchase Closing. The Asset Purchase Closing shall occur contemporaneously with the consummation of the transactions contemplated hereby and all conditions to the Asset Purchase Closing shall have been satisfied or, to the extent permitted by the APA, waived (other than those conditions that by their nature are to be satisfied at the Asset Purchase Closing).

(c) Frustration of Conditions. No Party may rely on the failure of any condition set forth in this Section 8 to be satisfied if such failure was caused by such Party’s failure to act in good faith, to use commercially reasonable efforts to cause the conditions of each such other Party to be satisfied, or to satisfy its obligations set forth in Section 6(h).

Section 9. CERTAIN STRUCTURING AND TAX MATTERS.

(a) The Restructuring will be structured and implemented in a tax-efficient manner and as otherwise reasonably acceptable to the Parties. WindDown Co shall use commercially reasonable efforts to consult and cooperate with the Commitment Party regarding the structure, implementation of the Restructuring and obtaining the Intended Tax Treatment.

(b) WindDown Co shall use commercially reasonable efforts to effect the Restructuring at such times and in such manner as shall be determined in accordance with Section 9(a), including effectuating the Restructuring on the Plan Effective Date.

(c) The Parties intend that for U.S. federal and applicable state and local income Tax purposes the Transactions will be treated as (i) a taxable purchase of the assets of TPI Mexico V, subject to a pro rata portion of the Liabilities of TPI Mexico V, and (ii) a taxable purchase of the outstanding equity interests in TPI Mexico VI, in each case governed by Section 1001 of the Code (or any similar provisions of applicable state or local Laws) (the “Intended Tax Treatment”); provided, however, the Parties acknowledge and agree that the Commitment Party may make an election pursuant to Section 338(g) of the Code (and any comparable applicable provision of state or local Tax Law) (a “Section 338(g) Election”) with respect to the Mexico Subsidiary in connection with the taxable purchase of the assets of TPI Mexico V described in clause (i) above, provided that the Commitment Party shall provide affirmative written notice to WindDown Co that it will make a Section 338(g) Election no more than sixty (60) days following the date of this Agreement. At the request of the Commitment Party, WindDown Co shall cooperate with the Commitment Party in completing any documents required by any Taxing Authority to effectuate a Section 338(g) Election, provided that: (A) the Commitment Party shall deliver to WindDown Co a copy of all duly executed documents, including IRS Form 8023, required by any Taxing Authority to effectuate a Section 338(g) Election on the Plan Effective Date; (B) the Commitment Party shall be responsible for preparing any applicable purchase price allocation for Tax purposes and shall deliver to WindDown Co a draft IRS Form 8883 showing any such purchase price allocation prepared in a manner consistent with Section 338 of the Code and the regulations thereunder within thirty (30) days following the Plan Effective Date; and (C) WindDown Co and the Commitment Party shall mutually cooperate to resolve any differences, with the objective of having an agreed allocation within forty-five (45) days following the Plan Effective Date and shall make any adjustments necessary to reflect the Final Payment Statement becoming conclusive and binding on the Parties pursuant hereto. The Parties (x) shall not (and shall cause their respective Affiliates not to) take any action that would reasonably be expected to prevent the Intended Tax Treatment from so qualifying and (y) shall not (and shall cause that their Affiliates not to) take any position (whether in audits, Tax Returns, or otherwise) inconsistent with the Intended Tax Treatment, or if applicable, any Section 338(g) Election and the associated purchase price allocation reflected on IRS Form 8883, unless otherwise required by applicable Law.

(d) For purposes of any adjustment required pursuant to this Agreement, as applicable, Taxes that are payable by any TPI Mexico Entity with respect to any taxable period beginning before and ending on or after the Plan Effective Date (a “Straddle Period”), shall be allocated to the Pre-Plan Effective Date Tax Period and Post-Plan Effective Date Tax Period in the following manner: (i) in the case of Taxes based on or measured by income, wages, sales, purchases or receipts, based on an interim closing of the books as of the end of the day on (and including) the Plan Effective Date; and (ii) in the case of other Taxes not covered in clause (i) above, such Taxes allocable to the Post-Plan Effective Date Tax Period shall be equal to the product obtained by multiplying (x) a fraction, the numerator being the number of days in the Straddle Period following the Plan Effective Date and the denominator being the total number of days in the Straddle Period, by (y) the amount of such Taxes, and the remaining portion of such Taxes shall be allocable to the Pre-Plan Effective Date Tax Period.

(e) For purposes of determining the amount of any inclusion under section 951 and section 951A of the Code attributable to the ownership of the Mexico Subsidiary in the event that the Commitment Party does not make a Section 338(g) Election, the Parties shall treat, and cause the Mexico Subsidiary to treat, the taxable year of the Mexico Subsidiary as ending on the day before the Plan Effective Date, provided that all permitted allowances, credits, exemptions and deductions that are computed on the basis of an entire taxable period (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the day before Plan Effective Date and the portion of the Straddle Period beginning on the Plan Effective Date in proportion to the number of days in each such taxable.

(f) Except with WindDown Co’s consent, or as required by applicable Law, or as otherwise contemplated under Section 9(c) of this Agreement, neither the Commitment Party nor any Affiliate of the Commitment Party shall (or shall cause or permit any TPI Mexico Entity to) (i) with respect to any TPI Mexico Entity for any tax period, or portions thereof, including the Straddle Period, ending on or prior to the Plan Effective Date, (A) make or change any election, amend, refile or otherwise modify any Tax Return, (B) initiate any voluntary disclosure, Tax amnesty or similar procedure with any Government Authority regarding any Taxes or Tax Returns, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) or settle any Tax claim or assessment or affirmatively surrender any right to claim a refund, (D) extend or waive any statute of limitations or other period for the assessment or collection of Taxes, or (E) otherwise take any other action with respect to any Tax Return, Tax election, Tax proceeding or Tax audit if taking such action reasonably could be expected to (x) create a material Tax liability for WindDown Co or (y) reduce the amounts otherwise payable by the Commitment Party to WindDown Co under this Agreement.

(g) Without limiting the obligations set forth in Section 6(f) and Section 7, the Parties shall use commercially reasonable efforts to furnish or cause to be furnished to each other, upon request, and at the sole cost of the requesting Party, as promptly as practicable, such information and assistance relating to any of the TPI Mexico Entities as is reasonably necessary for the filing of Tax Returns and the preparation for, or the prosecution or defense of, any audit, claim, demand, proposed adjustment or deficiency relating to Taxes, and any other matter or proceeding relating to Taxes (it being understood that the cooperation obligations of the Parties under this Section 9(g) shall cease as of the Wind-Up Date).

(h) All Tax sharing, Tax indemnification, or Tax allocation agreements or similar Contracts or arrangements between any TPI Group Entity or any of its Affiliates (other than Reorganized TPI Mexico V or Reorganized TPI Mexico VI), on the one hand, and Reorganized TPI Mexico V or Reorganized TPI Mexico VI, on the other hand, shall be terminated as to the Reorganized TPI Mexico V or Reorganized TPI Mexico VI prior to the Plan Effective Date, and following such termination, none of Reorganized TPI Mexico V or Reorganized TPI Mexico VI shall have any liability or obligation thereunder.

(i) The covenants and agreements set forth in this Section 9 with respect to Taxes shall survive until such covenants and agreements are fully performed, except for the obligations set forth in Section 9(g), which shall cease as of the Wind-Up Date.

(j) WindDown Co and the Parties agree to treat any payment made pursuant to this Agreement as an adjustment to the Final Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

(k) Notwithstanding anything to the contrary in this Agreement, to the extent not exempt under the Confirmation Order or section 1146 of the Bankruptcy Code, (a) where the Commitment Party is liable under applicable Law to pay any Transfer Tax imposed or arising with respect to the Transactions or any component thereof, the Commitment Party shall promptly pay and discharge such Transfer Tax, and (b) where TPI Parent, WindDown Co or any of their Affiliates is liable under applicable Law to pay any Transfer Tax imposed or arising with respect to the Transactions or any component thereof, the Commitment Party shall pay the amount of such Transfer Tax to WindDown Co and shall indemnify, defend and hold harmless TPI Parent, WindDown Co or any of their Affiliates or Representatives from and against any such Transfer Taxes. WindDown Co or the party required by Law to file a Tax Return with respect to such Transfer Taxes shall, with the cooperation of WindDown Co or the other Party, as applicable, timely prepare and file such Tax Return. If TPI Parent, WindDown Co or any of their Affiliates is required to pay any Transfer Tax, the Commitment Party shall within five (5) days of receipt of evidence of filing reimburse WindDown Co for any Transfer Taxes paid by TPI Parent, WindDown Co or any such Affiliate in connection with the filing of the applicable Tax Return. WindDown Co and the Parties agree to timely sign and deliver (or to cause their respective Affiliates to timely sign and deliver) such certificates or forms as may be necessary or appropriate and to otherwise cooperate to establish any available exemption from (or otherwise reduce) any Transfer Taxes. No sums payable, or consideration given, by the Commitment Party under this Agreement should be reduced by the amount of any Transfer Tax, and the Commitment Party shall pay any Transfer Tax chargeable on those sums or consideration in accordance with terms of this Section 9(k). All refunds or credits of VAT paid by the Commitment Party under this provision shall belong to the Commitment Party, and TPI Parent or WindDown Co shall promptly pay over any such amount to the Commitment Party upon receipt of such amount. To the extent the Commitment Party and TPI Parent or WindDown Co mutually agree prior to the Plan Effective Date that such items are required by applicable Law (or otherwise necessary or advisable) to be delivered by TPI Parent or WindDown Co or by the Commitment Party, all required Transfer Tax stamps and transfer forms (if any) shall be delivered on or before the Plan Effective Date, unless under applicable Law such Transfer Tax stamps or duly stamped transfer forms are only available post-Plan Effective Date (in which case such Transfer Tax stamps or duly stamped transfer forms shall be delivered to WindDown Co or the Commitment Party (as applicable) promptly and in any event no later than five (5) Business Days after receipt thereof by WindDown Co or the Commitment Party, as applicable). Notwithstanding anything in this Agreement to the contrary, TPI Parent and each of its Affiliates are intended third-party beneficiaries of Section 9(i) and shall be entitled to enforce the provisions thereof in their own right.

Section 10. NO SURVIVAL; LIMITATIONS ON CLAIMS AGAINST COMPANY. Except (a) as set forth in Section 11(d) and (b) for any covenant that by its terms is to be performed (in whole or in part) by WindDown Co, any TPI Mexico Entity or any Party following the Plan Effective Date (which covenants shall survive the Plan Effective Date in accordance with their terms), the representations, warranties, covenants and agreements contained in this Agreement will not survive the Plan Effective Date, such that no claim for breach of, or otherwise related to, any such representation, warranty, covenant or agreement or detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity)

may be brought after the Plan Effective Date with respect thereto against TPI Parent or its Affiliates, including WindDown Co and there shall be no liability in respect thereof after the Plan Effective Date, whether such liability has accrued prior to, on or after the Plan Effective Date. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, nothing in this Agreement shall limit any rights or claims a Person may have in respect of Fraud.

Section 11. TERMINATION. Notwithstanding anything in this Agreement to the contrary (but subject to this Section 11), this Agreement may be terminated before the Plan Effective Date:

(a) Termination. This Agreement may be terminated prior to the Plan Effective Date (i) by the mutual written consent of the Commitment Party, TPI Mexico V and TPI Mexico VI, (ii) if the Bankruptcy Court denies confirmation of the Plan or (iii) by either the Commitment Party, on the one hand, or TPI Mexico V and TPI Mexico VI, on the other hand, if the Plan Effective Date has not occurred on or prior to June 30, 2026 (the “Outside Date”); provided, that if the Plan Effective Date shall not have occurred on or before the Outside Date due to a material breach of any representations, warranties or covenants contained in this Agreement by any of the Parties, then such breaching Party may not terminate this Agreement pursuant to this Section 11(a).

(b) Termination by the Commitment Party. Prior to the Plan Effective Date, the Commitment Party may terminate this Agreement upon the occurrence of any of the following:

(i) upon the breach by a TPI Group Entity of any of the representations, warranties or covenants of such TPI Group Entity set forth herein, and such breach or inaccuracy would, individually or in the aggregate, result in a failure of a condition set forth in Section 8(a) if continuing on the Plan Effective Date, and which is incurable or, if curable, remains uncured or has not been waived by the Commitment Party by the earlier of (A) ten (10) Business Days after the receipt of written notice of such breach from the Commitment Party pursuant to this Section 11 and in accordance with Section 13 (as applicable) and (B) the Business Day before the Outside Date; provided, that the Commitment Party shall not have the right to terminate this Agreement pursuant to this Section 11(b)(i) if the Commitment Party is in material breach of this Agreement;

(ii) the issuance by any Government Authority, including any regulatory authority or court of competent jurisdiction, of any final and nonappealable ruling, judgment or order enjoining the consummation of or rendering illegal the Plan or the Direct Investment; provided, however, that the right to terminate this Agreement under this Section 11(b)(ii) shall not be available if the Commitment Party’s action or failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such ruling, judgment or order;

(iii) the Plan or the Confirmation Order, and any amendments, modifications, or supplements thereto filed or entered into or made effective by any Debtor includes terms that are materially inconsistent with the Plan or are not otherwise reasonably acceptable to the Commitment Party, and such event remains unremedied for a period of ten (10) Business Days following the TPI Group Entities’ receipt of notice of such inconsistent term;

(iv) either of the Chapter 11 Cases of the TPI Group Entities shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or the Bankruptcy Court has entered an order in any of the Chapter 11 Cases appointing an examiner or trustee with expanded powers to oversee or operate the TPI Group Entities in the Chapter 11 Cases;

(v) if, as of 11:59 p.m. prevailing Eastern Time on the date that is sixty (60) days from the date the Plan is filed with the Bankruptcy Court, the Bankruptcy Court has not entered the Confirmation Order; or

(vi) any of the Debtors enter into a definitive agreement with respect to a Competing Plan Proposal with a third party.

(c) Termination by TPI Mexico V and TPI Mexico VI. Prior to the Plan Effective Date, TPI Mexico V and TPI Mexico VI may terminate this Agreement upon the occurrence of any of the following:

(i) upon the breach in any material respect by the Commitment Party of any of the representations, warranties or covenants of the Commitment Party set forth herein which would, individually or in the aggregate, result in a failure of a condition set forth in Section 8(b) and which is incurable or, if curable, remains uncured by the earlier of (A) ten (10) Business Days after the receipt of written notice of such breach from TPI Mexico V and TPI Mexico VI pursuant to this Section 11 and in accordance Section 13 (as applicable) and (B) the Business Day before the Outside Date; provided, that TPI Mexico V and TPI Mexico VI shall not have the right to terminate this Agreement pursuant to this Section 11(c)(i) if a TPI Group Entity is then in breach of this Agreement;

(ii) upon the breach by the Commitment Party of the Amendment to A&R Advance Agreement which is incurable or, if curable, remains uncured by the earlier of (A) four (4) Business Days after the receipt of written notice of such breach from TPI Mexico V or TPI Mexico VI pursuant to this Section 11 and in accordance with Section 13 (as applicable) and (B) the Business Day before the Outside Date;

(iii) upon the failure of the Commitment Party to deliver any portion of the Purchase Price Escrow Amount required to be funded pursuant to Section 1(c)(iii) on or after the Commitment Funding Deadline; or

(iv) the issuance by any Government Authority, including any regulatory authority or court of competent jurisdiction, of any final and nonappealable ruling, judgment or order enjoining the consummation of or rendering illegal the Direct Investment or any other material portion of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 11(c)(ii) shall not be available if a TPI Group Entity’s action or failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such ruling, judgment or order.

Notice of Termination. If any Party desires to terminate this Agreement pursuant to this Section 11, such Party shall give written notice of such termination to such other Party in accordance with Section 13.

(d) Effect of Termination.

(i) If this Agreement is validly terminated pursuant to this Section 11, this Agreement shall thereupon become null and void and of no further force and effect, except for the provisions of Section 6(g) and this Section 11, together with any related defined terms and definitions thereof (each of which shall survive such termination); provided, that nothing in this Section 11(d) shall be deemed to (i) release any Party from any liability for any (A) knowing and intentional breach of this Agreement prior to the date of termination or (B) willfully and knowingly committed fraud against the non-breaching party with the specific intent to deceive and mislead, as determined by the Bankruptcy Court or (ii) impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

(ii) Notwithstanding Section 11(d)(i), in the event of a termination of this Agreement pursuant to Section 11(c)(i), Section 11(c)(ii) or Section 11(c)(iii) TPI Parent shall deliver written instructions to the Escrow Agent to pay an amount equal to the Deposit Escrow Amount (together with all accrued investment income thereon (if any)) to TPI Parent. The Commitment Party acknowledges that the agreements contained in this Section 11(d)(ii) are an integral part of the Transactions, and that without these agreements, TPI Parent and the TPI Mexico Entities would not have entered into this Agreement.

(iii) Notwithstanding Section 11(d)(i), in the event of a termination of this Agreement pursuant to this Section 11 (other than a termination pursuant to Section 11(c)(i)), then TPI Parent shall, within two (2) Business Days after the date of such termination, deliver written instructions to the Escrow Agent directing the Escrow Agent to deliver an amount equal to the Deposit Escrow Amount (together with all accrued investment income thereon (if any)) to the Commitment Party.

Section 12. EXPENSES. Except as otherwise specified in the Transaction Agreements or the Commercial Arrangements, each Party will pay its own costs and expenses, including legal, consulting, financial advisor, accounting and other fees and expenses, incurred in connection with the Transaction Agreements and the Transactions, irrespective of when incurred or whether or not the Plan Effective Date occurs.

Section 13. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) five (5) days after being deposited with the U.S. Post Office, by registered or certified mail, postage prepaid, (d) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), or (e) when sent by electronic mail (with acknowledgment received), in each case at the following addresses (or to such other address as a Party may have specified by like notice):

If to TPI Parent, TPI Mexico V, TPI Mexico VI and WindDown Co to:	TPI Composites, Inc. 9200 E. Pima Center Parkway, Suite 250 Scottsdale, AZ 85258 Attention: Steven Fishbach E-mail: SFishbach@tpicomposites.com with a copy (which will not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Gabriel A. Morgan; Lauren Tauro;

Mariel E. Cruz; Nate J. Christenson

E-mail: Gabriel.Morgan@weil.com; Lauren.Tauro@weil.com; Mariel.Cruz@weil.com; Nate.Christensen@weil.com

If to the Commitment Party, to:	Vestas America Holding, Inc. c/o Vestas Wind Systems A/S Hedeager 42 8200 Aarhus N. Denmark Attention: Mikkel Bach Jensen; Lars Terp Paulsen E-mail: MIKBA@vestas.com; LATEP@vestas.com

with a copy (which will not constitute notice) to:	Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Attention: Omar J. Alaniz; Alissa K. Piccione; Wayne R. Uffleman E-mail: OAlaniz@ReedSmith.com; APiccione@ReedSmith.com; WUffleman@ReedSmith.com

Section 14. ASSIGNMENT; THIRD PARTY BENEFICIARIES. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. No Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of TPI Parent, TPI Mexico V and TPI Mexico VI (in the case of an assignment by the Commitment Party prior to the Plan Effective Date), or WindDown Co (in the case of an assignment by the Commitment Party on or after the Plan Effective Date) or the Commitment Party (in the case of an assignment by TPI Parent, WindDown Co or the TPI Group Entities); provided, however, that (a) the Commitment Party may assign this Agreement and any or all rights and obligations under this Agreement to any of its controlled Affiliates, (b) TPI Parent may assign any of its rights or obligations under this Agreement to WindDown Co, and (c) any of TPI Parent or WindDown Co may assign any of its rights or obligations under this Agreement to any of its controlled Affiliates or to any plan administrator, liquidator, examiner, receiver, trustee, or similar party appointed on behalf of TPI Parent or WindDown Co following the Plan Effective Date; provided, further, that no such assignment pursuant to the foregoing clause (a) shall release the Commitment Party, TPI Parent, the TPI Group Entities or WindDown Co from any Liability under this Agreement. Any attempted assignment in violation of this Section 14 shall be void ab initio.

Section 15. PARENT GUARANTEE. The Commitment Party Parent hereby irrevocably and unconditionally guarantees the due and punctual performance of the Commitment Party’s obligations hereunder to (i) pay expenses expressly required to be borne by the Commitment Party when due and payable pursuant to and in accordance with this Agreement or make any other payment obligations of the Commitment party under this Agreement or otherwise arising out of or relating to the Transactions (for which the Commitment Party is responsible hereunder), and (ii) pay monetary damages when due and payable, subject to the other terms hereof (collectively, the “Guaranteed Obligations”). The guarantee set forth in this Section 15 is a continuing guarantee of payment (and not of collection). TPI Parent may enforce the Guaranteed Obligations directly against the Commitment Party Parent without first being required to seek enforcement against the Commitment Party Parent or any other Person. The Commitment Party Parent waives notice of acceptance of this guarantee and, to the extent permitted by applicable Law, notice of nonperformance or default with respect to the Guaranteed Obligations. The Commitment Party Parent further waives any suretyship defenses that would otherwise be available solely by virtue of its status as guarantor, other than defenses arising from payment in full of the applicable Guaranteed Obligation in accordance with the terms hereof.

Section 16. ENTIRE AGREEMENT. This Agreement (including the Exhibits, the Schedules, and the other documents and instruments referred to herein) and the APA constitute the entire agreement of the Parties and supersede all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties acknowledge that any confidentiality agreements heretofore executed among TPI Parent and the Parties will continue in full force and effect. The Parties acknowledge and agree that any redacted or summarized version of this Agreement filed with a Government Authority is prepared solely for regulatory purposes, does not constitute a separate agreement, and shall not modify, amend or supersede the terms hereof in any respect. In the event of any conflict, inconsistency, or discrepancy between such redacted or summarized version and this Agreement, the terms and provisions of this Agreement shall govern and control in all respects.

Section 17. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement (including the Exhibits and schedules hereto), or the negotiation, execution, termination, performance or nonperformance of this Agreement (including the Exhibits and schedules hereto) (each, a “Transaction Dispute”), shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State, without regard to any conflict of Laws principles thereof. Each Party agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of, or related to this Agreement, any provision hereof or any of the Transactions in the Bankruptcy Court and, solely in connection with claims arising under this Agreement or the Transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court, (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party. Without limiting the generality of the foregoing, the Parties irrevocably and unconditionally:

(i) submit for themselves and their respective property to the exclusive jurisdiction of the Bankruptcy Court with respect to any Transaction Dispute involving any Party and its property, and for recognition and enforcement of any judgment in respect thereof, and agree that all claims in respect of any Transaction Dispute involving any Party and its property shall be heard and determined in the Bankruptcy Court; and

(ii) agree that venue would be proper in the Bankruptcy Court and waive any objection that they may now or hereafter have that the Bankruptcy Court is an improper or inconvenient forum for the resolution of any Transaction Dispute involving any Party and its property.

(b) Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Transaction Dispute (i) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (ii) shall be exempt from discovery and production and (iii) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding relating to the resolution of any such Transaction Dispute.

Section 18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, as applicable, (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 19. AMENDMENTS AND WAIVERS.

(a) This Agreement may be amended, modified or supplemented and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the applicable Parties hereto.

(b) No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.

Section 20. NON-RECOURSE. All claims, obligations, Liabilities, Actions or causes of action (whether in Contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as parties hereto in the preamble to this Agreement or, if applicable, their successors and assigns (collectively, “Contracting Parties”), in each case, subject to and in accordance with the terms of this Agreement, including Section 22. No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants, financial advisor or other representative of, and any lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants, financial advisor or other representative of, and any lender to, any of the foregoing (collectively “Nonparty Affiliates”), shall have any Liability (whether in Contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or other Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, causes of action, obligations and other Liabilities against any such Nonparty Affiliates. It is expressly agreed that the Nonparty Affiliates to whom this Section 20 applies shall be third-party beneficiaries of this Section 20. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, nothing in this Agreement shall limit any rights or claims a Person may have in respect of Fraud.

Section 21. SPECIFIC PERFORMANCE.

(a) Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Each Party agrees that irreparable damage would occur, and the Parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Parties will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled, at law or in equity. Furthermore, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement. Each Party expressly disclaims that it is owed any duty not expressly set forth in this Agreement and waives and releases all tort claims and tort causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

Section 22. LIMITATION ON LIABILITY. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, (a) except in the event of willfully and knowingly committed fraud with the specific intent to deceive or mislead (“Fraud”), the maximum aggregate Liability of TPI Parent, WindDown Co and the TPI Group Entities under this Agreement shall not exceed, in the aggregate, $1,000,000, (b) the maximum Liability of the Commitment Party under, or with respect to, this Agreement shall not exceed an amount equal to fifty percent (50%) of the Base Purchase Price, and (c) in no event shall TPI Parent, WindDown Co or any Party have any Liability under this Agreement (including under this Section 22) for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity).

Section 23. PROVISION RESPECTING LEGAL REPRESENTATION. Each Party agrees that Weil, Gotshal & Manges LLP may represent TPI Parent and its Affiliates in connection with the negotiation, preparation, execution and delivery of the Transaction Agreements and the consummation of the Transactions. Following consummation of the Transactions, and solely with respect to disputes between TPI Parent (and its Affiliates) and the Commitment Party (or its Affiliates) arising out of or relating to the Transactions or the Transaction Agreements, Weil, Gotshal & Manges LLP may represent TPI Parent or any of its Affiliates notwithstanding any prior representation of any TPI Mexico Entity in connection with the Transactions. The foregoing is subject to Weil, Gotshal & Manges LLP’s compliance with applicable ethical rules and the obligation not to use or disclose any confidential information of any TPI Mexico Entity obtained in the course of its prior representation. For the avoidance of doubt, (i) nothing herein waives any conflict in matters other than such disputes, (ii) nothing herein limits the attorney-client privilege of any TPI Mexico Entity, which shall remain with, and be controlled by, such entity after the Plan Effective Date, and (iii) no Party is required to cause its Affiliates or Representatives to provide waivers beyond the foregoing.

Section 24. PUBLIC ANNOUNCEMENTS. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Commitment Party and the TPI Group Entities. No Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as a party believes in good faith and based on reasonable advice of counsel is required by applicable Law or by Order of the Bankruptcy Court or by applicable rules of any stock exchange or quotation system on which such Party or their Affiliates lists or trades securities (in which case the disclosing Party, to the extent practicable under the circumstances and permissible by Law shall (a) advise TPI Parent, WindDown Co, TPI Mexico V and TPI Mexico VI (in the case of the Commitment Party) and the Commitment Party (in the case of TPI Parent, WindDown Co, TPI Mexico VI and TPI Mexico VI) before making such disclosure and (b) provide TPI Parent, WindDown Co, TPI Mexico V and TPI Mexico VI (in the case of the Commitment Party) and the Commitment Party (in the case of TPI Parent, WindDown Co, TPI Mexico VI and TPI Mexico VI) a reasonable opportunity to review and comment on such release or announcement and consider in good faith any comments with respect thereto).

Section 25. DISCLOSURE SCHEDULES AND EXHIBITS. The Disclosure Schedules, schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or Schedule or in the Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of the TPI Group Entities set forth in this

Agreement are made and given subject to the disclosures contained in the Disclosure Schedules, and neither the TPI Group Entities nor any of their respective Affiliates shall be, or deemed to be, in breach of any such representations and warranties (and no claim shall lie in respect thereof) in respect of any such matter so disclosed in the Disclosure Schedules. Any matter, information or item disclosed in the Disclosure Schedules under any specific representation or warranty or schedule or section thereof shall be deemed to be disclosed and incorporated by reference in any other schedule or section of the Disclosure Schedules as though fully set forth in such other schedule(s) or section(s), if the applicability to such other schedule(s) or section(s) is reasonably apparent on its face. The inclusion of any matter, information or item in the Disclosure Schedules as an exception to a representation or warranty shall not be deemed to constitute (a) an admission of any Liability by the TPI Group Entities to any third party, (b) an admission that any breach or violation of applicable Laws or any contract or agreement to which any TPI Group Entity is a party exists or has actually occurred, (c) an admission that such item is outside the ordinary course of business or not consistent with past practice, or (d) otherwise imply an admission that such item represents a material exception or material fact, event, circumstance or that such item has had, or would reasonably be expected to have a Material Adverse Effect. The Disclosure Schedules have been arranged for purposes of convenience in separately titled schedules corresponding to the sections of this Agreement.

Section 26. OTHER INTERPRETIVE MATTERS.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ii) any reference in this Agreement to $ shall mean U.S. dollars; (iii) all exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement; (iv) words imparting the singular number only shall include the plural and vice versa; (v) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (vi) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; (viii) all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified; (ix) the word “or” shall not be deemed to be exclusive; and (x) all references to, and any obligations of, “Reorganized TPI Mexico V” or “Reorganized TPI Mexico VI” shall be a reference to and obligation of the TPI Mexico V and TPI Mexico VI, as applicable, unless and until TPI Mexico V and TPI Mexico VI, as applicable, cease to be the ultimate parents of the Mexico Subsidiary, and all references to, and any obligations of, the “TPI Mexico V” and “TPI Mexico VI”, as applicable, shall be a reference to and obligation of “Reorganized TPI Mexico V” and “Reorganized TPI Mexico VI”, as applicable, once Reorganized TPI Mexico V and Reorganized TPI Mexico VI become the ultimate parents of the Mexico Subsidiary.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, TPI Parent and the Parties have executed this Agreement as of the date first written above.

TPI COMPOSITES, INC. (solely for the purposes of Section 1(d)(ii), Section 6(l), Section 11(d)(ii), Section 11(d)(iii), Section 13, Section 14, Section 15, Section 17, Section 18, Section 19, Section 21, Section 22, Section 24)

By:	/s/ William E. Siwek
Name: William E. Siwek Title: President and Chief Executive Officer TPI MEXICO V, LLC

By:	/s/ William E. Siwek
Name: William E. Siwek
Title: President and Chief Executive Officer

TPI MEXICO VI, LLC

By:	/s/ William E. Siwek
Name: William E. Siwek
Title: President and Chief Executive Officer

[Signature Page to Equity Commitment Agreement]

VESTAS AMERICA HOLDING, INC.

By:	/s/ Laura Beane
Name: Laura Beane Title: President

By:	/s/ Mathias Dalsten
Name: Mathias Dalsten Title: Chief Financial Officer and Treasurer

[Signature Page to Equity Commitment Agreement]

VESTAS WIND SYSTEMS A/S (solely for the purposes of Section 15)

By:	/s/ Lars Terp Paulsen
Name: Lars Terp Paulsen Title: Chief Specialist M&A

By:	/s/ Mikkel Bach Jensen
Name: Mikkel Bach Jensen Title: Head of Group Legal

[Signature Page to Equity Commitment Agreement]

ANNEX I

Allocation Schedule

Item	Total (U.S. Dollars)	Allocation to Reorganized TPI Mexico V (99.99%)	Allocation to Reorganized TPI Mexico VI (0.01%)
Base Purchase Price	$13,999,999.00	$13,998,600	$1,399

*

The Base Purchase Price is subject to adjustment for Estimated Cash, Estimated Debt, Estimated Inventory Amount, Estimated Accounts Receivable Amount, and Estimated Transaction Costs, pursuant to Section 1 of this Agreement.

EXHIBIT A

Certain Definitions

“A&R Sub-Supplier Advance Agreement” means that certain Amended and Restated Sub-Supplier Advance Agreement, dated as of January 8, 2026, by and among TPI Mexico V, TPI APAC II, Inc., TPI Composites India Private Limited, Vestas Wind Systems A/S and TPI Composites II, S. de R.L. de C.V.

“Accounts Receivable Amount” means all accounts receivable of the TPI Mexico Entities payable by the Commitment Party or any of its Affiliates pursuant to the terms of the Commercial Arrangements and that is outstanding as of immediately prior to the Plan Effective Date which, for the avoidance of doubt, shall not include such amounts (a) that have been actually paid by or on behalf of the Commitment Party pursuant to the Commercial Arrangements, as of immediately prior to such Plan Effective Date or (b) payable by Nordex Energy SE & Co. KG or any Affiliate thereof.

“Action” means any action, suit, arbitration, investigation, proceeding, claim, complaint petition, mediation, inquiry, whether civil or criminal, by or before any Government Authority, arbitrator or arbitration panel.

“Adjustment Amount” has the meaning set forth in Section 1(e)(v).

“Adjustment Deficit” has the meaning set forth in Section 1(e)(v)(A).

“Adjustment Escrow Account” means the account established by the Adjustment Escrow Agent to hold the Adjustment Escrow Amount pursuant to the terms of the Adjustment Escrow Agreement.

“Adjustment Escrow Agent” means Citibank, N.A.

“Adjustment Escrow Agreement” has the meaning set forth in Section 1(d)(ii)(E).

“Adjustment Escrow Amount” means $2,100,000.

“Adjustment Surplus” has the meaning set forth in Section 1(e)(v)(B).

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement (a) no TPI Group Entity shall be deemed an Affiliate of the Commitment Party, nor, after the Plan Effective Date, of any TPI Mexico Entity of which the Direct Investment Interests are issued and sold to the Commitment Party pursuant to this Agreement, (b) after the Plan Effective Date, the Commitment Party shall be deemed an Affiliate of each of the TPI Mexico Entities (and vice versa), and (c) after the Plan Effective Date, TPI Parent and its Subsidiaries shall be deemed an Affiliate of WindDown Co.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in the Recitals.

“Amendment to A&R Advance Agreement” has the meaning set forth in the Recitals.

“Anti-Corruption Laws” has the meaning set forth in Section 4(v)(i)(A).

“Antitrust Laws” means any Laws applicable to the Commitment Party or any TPI Mexico Entity under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Asset Purchase Closing” has the meaning set forth in Section 8(a)(xiii).

“Assets” means the assets, properties, rights and interests that are owned, leased or licensed by any TPI Mexico Entity.

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Base Purchase Price” means $13,999,999.

“Bidding Procedures Order” means the Order (I) Approving (A) Bid Procedures for Sale of Debtors’ Assets, (B) Form and Manner of Notice of Sale, Auction, and Sale Hearing, and (C) Assumption and Assignment Procedures, (II) Scheduling Auction for and Hearing to Approve Sale of Debtors’ Assets, and (III) Granting Related Relief (ECF No. 288).

“Business” means the business (including, but not limited to, the assets and employees) of the TPI Mexico Entities consisting of (a) the manufacturing of wind turbine blades for the Commitment Party or its Subsidiaries at or from facilities located in Matamoros, Mexico and (b) the repair, inspection and servicing of wind turbine blades for the Commitment Party or its Subsidiaries to the extent such repair, inspection or servicing is conducted by the TPI Mexico Entities as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York City, New York and Aarhus, Denmark are required or authorized by Law to be closed.

“Business Intellectual Property” means all (a) Intellectual Property in Business Technology (including Software) and (b) all other Intellectual Property to the extent owned by any TPI Group Entity or any of the TPI Mexico Entities, in each case, to the extent Related to the Business.

“Business Technology” means all Technology Related to the Business to the extent owned by any TPI Group Entity or any of the TPI Mexico Entities.

“Cash” means (a) all cash and cash equivalents, checks, commercial paper, treasury bills, securities (other than the Direct Investment Interests), securities entitlements, instruments and other investments, (b) all bank accounts and securities accounts, calculated in accordance with GAAP and TPI Mexico Entities’ books and records and (c) the MX4 Lease Deposit; provided, that Cash shall not include any Restricted Cash.

“Cash Amount” means the aggregate amount of Cash of the TPI Mexico Entities as of immediately prior to the Plan Effective Date.

“Change” has the meaning set forth in the definition of “Material Adverse Effect”.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Claims Amount” has the meaning set forth in Section 1(c)(iii).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral Deposit” has the meaning set forth in Section 6(l)(i).

“Collective Bargaining Agreement” means any written agreement between any TPI Mexico Entity and with a Union representing any Covered Employees that governs the terms and conditions of employment whether or not such agreement is expired by its terms.

“Commercial Arrangements” shall mean, collectively (i) the A&R Sub-Supplier Advance Agreement and (ii) the Purchase Agreement.

“Commitment Funding Deadline” has the meaning set forth in Section 1(c)(ii).

“Commitment Funding Notice” has the meaning set forth in Section 1(c)(ii).

“Commitment Party” has the meaning set forth in the Preamble.

“Commitment Party Parent” has the meaning set forth in the Preamble.

“Commitment Party Transaction Agreements” means this Agreement, the Escrow Agreement, the TSA, and each other Transaction Agreement to which the Commitment Party is named as a party on the signature pages thereto.

“Commitment Party Transactions” means the transactions contemplated by the Commitment Party Transaction Agreements.

“Company Owned Software” has the meaning set forth in Section 4(m)(i).

“Competing Plan Proposal” means a proposal with any Person that is not the Commitment Party or its Affiliates for the purchase of the Direct Investment Interests.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 16, 2025, by and between the Commitment Party and TPI Parent, as the same may be amended from time to time in accordance with its terms.

“Confirmation Order” has the meaning set forth in the Recitals.

“Consent” means any consent, approval or authorization.

“Contract” means any written contract, agreement, undertaking, indenture, note, bond, mortgage, lease, sublease, license, sublicense, sales order, purchase order or other instrument or commitment that purports to be binding on any Person or any part of its property (or subjects any such assets or property to a Lien) that is currently in effect, including any amendments thereto. The term “Contractual” shall have a correlative meaning.

“Contracting Parties” has the meaning set forth in Section 20.

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“Covered D&O Persons” has the meaning set forth in Section 7(c)(i)(A).

“Covered Employee” means any employee of any TPI Mexico Entity.

“D&O Tail Policy” has the meaning set forth in Section 4(u)(ii).

“Data” means databases and compilations, including all data and collections of data, whether machine readable or otherwise.

“Data Protection Obligations” means, to the extent applicable, the Payment Card Industry Data Security Standards and all applicable Laws, in each case, as amended, consolidated, re-enacted or replaced from time to time, that are related to the privacy, security, data-breach notification, protection, or Processing of Personal Data (including Laws of jurisdictions where Personal Data was collected), including, but not limited to, as applicable, the Federal Trade Commission Act, The Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, California Consumer Privacy Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Gramm Leach Bliley Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, Ley General de Protección de Datos Personales en Posesión de Sujetos Obligados, the EU General Data Protection Regulation (“GDPR”), Federal Data Protection Act of 19 June 1992 (Switzerland), the GDPR as amended and incorporated into UK Law under the UK European Union (Withdrawal) Act 2018, and EU or EU Member state Laws, U.S. state data security Laws, U.S. state biometric privacy acts, U.S. state social security number protection Laws, and U.S. state data breach notification Laws.

“Debt” means, without duplication, with respect to each of the TPI Mexico Entities, all monetary obligations of any nature (including principal and accrued interest related thereto) (a) for borrowed money, (b) evidenced by notes, bonds, debentures, mortgages or similar instruments, but excluding letters of credit to the extent not drawn upon, in each case, from third party lending sources, and (c) any guarantees made in respect of Debt of the type described in clauses (a) and/or (b) above. Notwithstanding the foregoing, “Debt” of the Mexico Subsidiary shall not include (i) trade payables not in the form of debt for borrowed money, (ii) any Liabilities solely between any of the TPI Mexico Entities that are disclosed on Section 6(j) and (iii) any amounts included in Transaction Costs.

“Debtors” has the meaning set forth in the Recitals.

“Deposit Escrow Account” means the account established by the Escrow Agent to hold the Deposit Escrow Amount pursuant to the terms of the Escrow Agreement.

“Deposit Escrow Amount” means $1,400,000.

“Deposits” means all deposits paid to or held in trust by, any third party (including customer deposits and security deposits for rent, electricity, telephone or otherwise and adequate assurance deposits posted in accordance with Section 366 of the Bankruptcy Code) and prepaid or deferred charges and expenses paid to any third party. Without limiting the foregoing, Deposits includes the Leasehold Security Deposits.

“Direct Investment” means the TPI Mexico V Direct Investment and the TPI Mexico VI Direct Investment.

“Direct Investment Interests” means the TPI Mexico V Direct Investment Interests and the TPI Mexico VI Direct Investment Interests.

“Disclosure Schedules” means the disclosure schedules dated as of the date hereof, delivered by the TPI Group Entities to the Commitment Party, which form a part of this Agreement.

“Disclosure Statement” has the meaning set forth in Section 6(a)(i).

“Disclosure Statement Order” has the meaning set forth in Section 6(a)(ii).

“Dispute Notice” has the meaning set forth in Section 1(e)(iii).

“Disputed Lease Amount” means MXN $17,239,886.00, converted to U.S. dollars at the closing USD/MXN exchange rate published in The Wall Street Journal on the Business Day prior to the date upon which the TPI Group Entities deliver the Commitment Funding Notice pursuant to Section 1(c)(ii); provided, however, that the Disputed Lease Amount shall be reduced, dollar-for-dollar by the amount by which, and solely to the extent that: (a) the parties to the MX4 Lease agree in writing, in form and substance reasonably satisfactory to the Commitment Party, that the Mexico Subsidiary is not, nor is any other TPI Mexico Entity, responsible for payment of the Disputed Lease Amount (or any portion thereof), without any amendment, waiver or modification to the terms of such lease or any other obligation that would be adverse to the Commitment Party or the Business (unless, in each case, the Commitment Party consents to such amendment, waiver or modification, in its sole discretion); or (b) the Mexico Subsidiary actually pays such amount (or the applicable portion thereof) to QVC or, as applicable, CONAGUA prior to the Plan Effective Date, in which case the TPI Group Entities shall provide the Commitment Party with reasonable documentary evidence of such payment and the amount thereof.

“Disputed Lease Escrow Account” means the account established by the Adjustment Escrow Agent to hold the Disputed Lease Amount pursuant to the terms of the Adjustment Escrow Agreement.

“Disputed Lease Matter” means the claim against the Mexico Subsidiary by QVC to reimburse QVC with respect to potential fines or penalties imposed by Comisión Nacional del Agua (CONAGUA) against QVC in respect of the water discharge well located on the Leased Real Property subject to the MX4 Lease, or any such potential fines or penalties imposed by Comisión Nacional del Agua (CONAGUA) directly against the Mexico Subsidiary in respect of the water discharge well located on the Leased Real Property subject to the MX4 Lease.

“Embargoed Countries” has the meaning set forth in Section 4(v)(v).

“Employee Plans” means all employee benefit plans, funds, provisions, schemes or proposals provided by the TPI Mexico Entities or any of their respective Affiliates to the Covered Employees and each other retirement, welfare benefit, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, employment, retention, termination, or severance programs or agreements, in each case, pursuant to which any TPI Mexico Entities currently has, or could reasonably expected to have, any Liability for Covered Employees or their dependents (contingent or otherwise).

“Environmental Law” means any applicable Law promulgated by a Government Authority relating to pollution or protection of the environment or worker health and safety as related to exposure to Hazardous Materials.

“Environmental Permit” means any Permit that is issued or required by a Government Authority under any Environmental Law and necessary to the operation of the Business as of the date hereof.

“Equity Commitment” has the meaning set forth in Section 1(a)(ii).

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of October 20, 2025, by and among TPI Parent and the Escrow Agent.

“Estimated Accounts Receivable Amount” has the meaning set forth in Section 1(c)(i).

“Estimated Cash” has the meaning set forth in Section 1(c)(i).

“Estimated Debt” has the meaning set forth in Section 1(c)(i).

“Estimated Inventory Amount” has the meaning set forth in Section 1(c)(i).

“Estimated Payment Statement” has the meaning set forth in Section 1(c)(i).

“Estimated Purchase Price” has the meaning set forth in Section 1(a)(iv).

“Estimated Transaction Costs” has the meaning set forth in Section 1(c)(i).

“Excluded Business” means the business (including, but not limited to, the assets and employees) of TPI Parent and its Affiliates that the Commitment Party is not acquiring hereunder, including their respective businesses consisting of, (a) wind blade manufacturing at manufacturing facilities located in the United States and Ciudad Juarez, Chihuahua, Mexico and all related storage facilities used in connection with such manufacturing, (b) wind blade inspection and repair services located in the United States, India and Europe and Mexico, for the purpose of inspection and repair services to both customers and wind farm owners and operators and (c) design and technical support to global manufacturing and service operations through engineering and technical centers, including but not limited to the advanced engineering center in Kolding, Denmark.

“Exhibits” means the exhibits to this Agreement (as may be amended from time to time in accordance herewith) which form a part of this Agreement.

“Filed Mexico ECA” has the meaning set forth in Section 6(n).

“Final Payment Statement” has the meaning set forth in Section 1(e)(i).

“Final Purchase Price” has the meaning set forth in Section 1(a)(iv).

“Financial Statements” has the meaning set forth in Section 4(g)(i).

“Finished Goods Inventory” means all finished goods constituting Inventory that (a) was produced for sale to the Commitment Party or an Affiliate thereof pursuant to the Commercial Arrangements, and (b) is in good and merchantable condition, free from material defects, and of a quality usable and saleable in the ordinary course of business consistent with past practice.

“Forced Labor” means work or service exacted from persons under the menace of any penalty for nonperformance, including the use of force, fraud, or coercion, and for which the workers do not offer themselves voluntarily. Forced Labor includes modern slavery, human trafficking, and child labor.

“Fraud” has the meaning set forth in Section 22.

“GAAP” means U.S. generally accepted accounting principles or, as applicable solely to the Mexico Subsidiary, the generally accepted Mexican financial information standards, consistently applied (normas de información financiera generalmente aceptadas en México, consistentemente aplicadas).

“Government Approvals” has the meaning set forth in Section 6(h)(i).

“Government Authority” means any U.S. federal, state or local or supra-national government or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Guaranteed Obligations” has the meaning set forth in Section 15.

“Hazardous Materials” means any substance, material or waste that is defined or regulated as “hazardous,” “toxic,” “radioactive,” a “pollutant,” a “contaminant” or words of similar meaning and regulatory effect under any applicable Environmental Law, including but not limited to, (a) any petroleum or petroleum product, oil or waste oil; (b) any asbestos or polychlorinated biphenyls; and (c) any other chemical, material or substance (whether solid, liquid or gaseous), the exposure to which or whose discharge emission, disposal or Release is prohibited, limited or regulated under any applicable Environmental Law.

“Insurance Policy” or “Insurance Policies” means, collectively, all policies and programs of or agreements for insurance and interests in insurance pools and programs of TPI Parent and the TPI Mexico Entities (in each case including self-insurance and insurance from Affiliates).

“Intellectual Property” means any and all intellectual property rights or similar proprietary rights throughout the world, including any and all: (a) patents and patent applications, including reissues, division, continuations, continuations-in-part, extensions and reexaminations; (b) copyrights, moral rights, mask work rights, database, rights and design rights, including all applications, registrations, extensions, renewals and reversions of the foregoing; (c) Trademarks; (d) know-how and Trade Secrets; (e) Internet domain names; (f) rights in Software; (g) improvements to any of the foregoing; (h) rights to apply for, obtain, prosecute, register, maintain and defend any of the foregoing; (i) rights of publicity and rights of privacy; (j) rights to assert, claim or sue and collect damages for the past, present or future infringement, misappropriation or other violation of any of the foregoing; (k) rights in all of the foregoing provided by treaties, conventions and all other applicable Laws; and (l) all other intellectual property rights of any kind or nature including all intellectual property rights in or relating to Technology.

“Intended Tax Treatment” has the meaning set forth in Section 9(c).

“Intercompany Obligations” has the meaning set forth in Section 4(x).

“Interim Period” has meaning set forth in Section 6(e).

“International Trade Laws” means (a) all applicable trade, export control, import, antiboycott, and Forced Labor Laws imposed, administered, or enforced by the European Union, United States, and any other country, including the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the Foreign Trade Regulations (15 C.F.R. Part 30), the regulations administered by U.S. Customs and Border Protection (19 C.F.R. Parts 0-192), and the Uyghur Forced Labor Prevention Act (Pub. L. No. 117, 135 Stat. 1525); and (b) any applicable economic or financial sanctions promulgated, administered, or enforced by the European Union, United States, or any other country, including the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Parts 501-599).

“Inventory” means all inventory wherever located, including raw materials, consumables, works in progress, semi-finished and finished good, packaging, supplies, replacement or component parts, safety stock, maintenance supplies, tooling, spares and parts maintained or held by or stored by or on behalf of the TPI Mexico Entities, whether held at any location or facility of the TPI Mexico Entities or in transit to the TPI Mexico Entities.

“IP License Agreement” has the meaning set forth in Section 4(m)(vi).

“Inventory Amount” means solely with respect to Finished Goods Inventory the value of such Finished Good Inventory as of immediately prior to the Plan Effective Date calculated based on then prevailing purchase order price minus the aggregate amount of Advances (as defined in the A&R Sub-Supplier Advance Agreement), net of any discounts previously applied and realized by the Commitment Party or its Affiliate in respect of such Advances pursuant to Section 3 of the A&R Sub-Supplier Advance Agreement; provided, that Inventory Amount shall exclude (a) the value of any such Finished Goods Inventory that has been invoiced to the Commitment Party under either of the Commercial Arrangements, as of immediately prior to the Plan Effective Date or (b) the value of any such Finished Goods Inventory invoiced and paid for or otherwise settled by or on behalf of the Commitment Party under either of the of the Commercial Arrangements, as of immediately prior to the Plan Effective Date. For the avoidance of doubt, no amount included in the Accounts Receivable Amount shall also be included in the Inventory Amount.

“Knowledge of Each TPI Group Entity” means the actual knowledge of William E. Siwek, Ryan Miller, Chuck Stroo, James Schimanski, Steven Fishbach and Ernesto Garcia and the knowledge such Persons would have after reasonable due inquiry of their direct reports generally knowledgeable about the subject matter in question.

“Law” means any U.S. or non-U.S. federal, state or local statute, law, ordinance, regulation, rule, code, act, treaty, Order, or other requirement or rule of law (including common law) promulgated by a Government Authority.

“Lease” or “Leases” mean the real property leases, subleases or licenses governing the Leased Real Property.

“Leased Real Property” means any real property that is leased, subleased or licensed by any TPI Mexico Entity, in each case, granting the TPI Mexico Entities a right of use or occupancy in such real property.

“Leasehold Security Deposits” has the meaning set forth in Section 4(s)(v).

“Legend” has the meaning set forth in Section 6(d).

“Liabilities” means any liability, Debt, guarantee, claim, demand, loss, damage, expense, fine, penalty, duty, responsibility, commitment, assurance or obligation (whether known or unknown, direct or indirect, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, asserted or unasserted, ascertained or ascertainable, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executed, determined, determinable, in contract, tort, strict liability, or otherwise, or due or to become due, including any liability for Taxes) of any kind, character, or description, including all costs and expenses related thereto.

“Licensed IP” has the meaning set forth in Section 4(m)(ii).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, license, claim, lien or charge of any kind.

“Material Adverse Effect” means any fact, event, change, effect, development, circumstance, or occurrence (each, a “Change”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (whether financial or otherwise) of the Business; provided, that, none of the following, either alone or in combination, will constitute a Material Adverse Effect: (a) any Change in the U.S. or foreign economies or securities or financial markets in general (including any decline in the price of securities generally or any market or index); (b) any Change that generally affects any industry in which the Business operates, or that is the result of general business or economic conditions in any of the geographical areas, in which the Business operates; (c) national or international political or social conditions, including any Change arising in connection with protests, civil unrest, riots, public disorder, hostilities, acts of war, sabotage or terrorism or military action or any escalation or material worsening of any such protests, civil unrest, riots, public disorder, hostilities, acts of war, sabotage or terrorism or military action, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war; (d) the occurrence of any act of God or other calamity or force majeure event (whether or not declared as such), including any strike, labor dispute, civil disturbance, cyberattack, embargo, natural disaster, fire, flood, hurricane, tornado, or other weather event or any global health conditions (including any epidemic, pandemic or other outbreak of illness) or any action by any Government Authority related to the foregoing; (e) any actions taken by The Commitment Party or expressly required to be taken or omitted to be taken by any TPI Group Entity or TPI Mexico Entity pursuant to this Agreement or any other Transaction Agreement or actions taken or omitted to be taken by any TPI Group Entity or TPI Mexico Entity at the written request or written consent of the Commitment Party; (f) any Changes in applicable Laws or GAAP (or other relevant accounting rules); (g) any Change resulting from the filing or pendency of the Chapter 11 Cases; (h) any Change resulting from the public announcement of the entry into this Agreement, compliance with terms of this Agreement or the consummation of the Transactions; (i) any effects or Changes arising from or related to the breach of this Agreement by the Commitment Party; or (j) the failure, in and of itself of any TPI Group Entity, TPI Mexico Entity, Debtor or the Business to meet any internal or published projections, forecasts, budgets, guidance or predictions in respect of revenues, earnings or other financial or operating metrics; provided, further, that the exceptions set forth in clauses (a) through (d) of this definition shall not be regarded as exceptions solely to the extent that any such described Change has a disproportionately adverse impact on the Business or the TPI Mexico Entities, as compared to other companies similarly situated in the industries in which the Business or the TPI Mexico Entities operate.

“Material Contracts” has the meaning set forth in Section 4(o)(i).

“Mexico Subsidiary” has the meaning set forth in the Recitals.

“MX4 Lease” shall mean the Master Lease Agreement, dated May 25, 2017, by and between the Mexico Subsidiary and QVC, as amended by Amendment No. 1, dated September 20, 2017 and as supplemented by those certain Lease Schedule No. 1, dated September 29, 2017, Compliance Letter, dated October 31, 2017 and Rent Commencement Certificate, dated July 16, 2018.

“MX4 Lease Deposit” means the deposit made by or on behalf of Mexico Subsidiary to QVC in respect of the MX4 Lease.

“MX4 Lease Guaranty” has the meaning set forth in Section 1(d)(ii)(H).

“Nonparty Affiliates” has the meaning set forth in Section 20.

“Oaktree Consent” means that certain Omnibus Consent and Collateral Release Agreement, dated as of the Plan Effective Date, from Oaktree Fund Administration, LLC and any applicable affiliates thereof from whom such Consent is required for the Transactions, in form and substance reasonably satisfactory to the Commitment Party.

“Order” means any order, writ, judgment, injunction, temporary restraining order, decree stipulation, determination, or award entered by or with any Government Authority.

“Other Required Approvals” means the approvals of the Government Authorities set forth on Schedule A-2 of the Disclosure Schedules.

“Outside Date” has the meaning set forth in Section 11(a).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payoff Letters” has the meaning set forth in Section 1(d)(ii)(B).

“Permits” means all permits, licenses, approvals, authorizations, clearances, closures, decisions, registrations, concessions, grants, franchises, certificates, exemptions, variances, waivers and filings issued or required by any Government Authority or self-regulatory organizations under applicable Law, in each case, held or owned by any TPI Group Entity or Related to the Business.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed or permitted by Law in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith by appropriate proceedings; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) minor defects or imperfections of title, exceptions, easements, covenants, rights of way, restrictions and other similar charges, defects or encumbrances not materially interfering with the ordinary conduct of the Business; (e) zoning, entitlement, building and other generally applicable land use and environmental restrictions by a Government Authority, provided, that the same does not prohibit the use of the Leased Real Property for its current use; (f) Liens not created by any TPI Group Entity or their respective Affiliates that affect the underlying fee, lessor, licensor or sublessor interest of any Leased Real Property or real property over which any TPI Group Entity has easement or other property rights; (g) Liens created by the Commitment Party or its Affiliates; (h) Liens incurred in the ordinary course of business securing Liabilities that are not material to the Business taken as a whole; (i) non-exclusive licenses in the ordinary course of business; and (j) any other Lien that will be cleared or discharged by the Bankruptcy Court by operation of the Confirmation Order or pursuant to the Oaktree Consent; provided that, clause (j) of this definition shall not apply to Section 1(d)(i)(E) or Section 1(d)(ii)(B).

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association, Government Authority, organization or other legal entity.

“Personal Data” means information that identifies or is reasonably capable of identifying an individual person, including, but not limited to: (a) personally identifiable information (e.g., name, address, telephone number, email address, financial account number, medical or health information, government-issued identifier, and any other data used or reasonably capable of being used to identify, contact or precisely locate an individual person); (b) internet protocol address or other persistent identifier; and (c) any other definition for “personal information,” “personal data,” or other similar term provided by applicable Law.

“Plan” has the meaning set forth in the Recitals.

“Plan Effective Date” has the meaning set forth in the Recitals.

“Plan Escrow Agent” means Kroll Restructuring Administration LLC.

“Plan Term Sheet” has the meaning set forth in the Recitals.

“Post-Plan Effective Date Tax Period” means any taxable period beginning after the Plan Effective Date and the portion of any Straddle Period beginning after the Plan Effective Date.

“Pre-Plan Effective Date Tax Period” means any taxable period ending on or before the Plan Effective Date and the portion of any Straddle Period ending on and including the Plan Effective Date.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction of such Personal Data or sets of Personal Data.

“Product” means any product manufactured, sold, distributed or marketed by a TPI Mexico Entity or any of their respective Subsidiaries, or any of their predecessors, prior to the Plan Effective Date.

“Purchase Agreement” means that certain Purchase Agreement, dated as of April 12, 2017, by and between the Commitment Party and TPI Mexico V, as amended.

“Purchase Price Escrow Account” means the account established by the Plan Escrow Agent to hold the Purchase Price Escrow Amount pursuant to the terms of the Escrow Agreement.

“Purchase Price Escrow Amount” means (a) the Estimated Purchase Price, plus (b) Estimated Transaction Costs, less (c) the Adjustment Escrow Amount, less (d) the Deposit Escrow Amount, less (e) the Disputed Lease Amount, if applicable, plus (e) an amount of Estimated Debt for borrowed money.

“QVC” means QVC II, S. de R.L. de C.V.

“Related to the Business” means exclusively related to, exclusively held for use in, or exclusively used in connection with the Business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, dumping, disposing or migration of any Hazardous Materials, including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Materials.

“Reorganized TPI Mexico V” has the meaning set forth in the Recitals.

“Reorganized TPI Mexico VI” has the meaning set forth in the Recitals.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, financial advisors or other representatives of such Person.

“Required Approvals” has the meaning set forth in Section 8(a)(iii).

“Resolution Period” has the meaning set forth in Section 1(e)(iii).

“Restricted Cash” means any cash and cash equivalents (or other items of the type described in the definition of “Cash” without giving effect to the exclusions for Restricted Cash) of the TPI Mexico Entities that (a) are reflected as “restricted cash” on the Financial Statements, (b) are, or immediately following the Plan Effective Date will be, not freely usable by the TPI Mexico Entities because they are subject to restrictions or limitations on use or distribution by Law or Contract with respect to existing or contingent liabilities, including amounts required to be maintained in segregated accounts for specific purposes, any security or similar deposits, and any deposits or cash held as collateral, (c) consist of deposits in transit, outstanding checks issued but not yet cleared, and wires issued but not yet cleared, by the TPI Mexico Entities, or (d) are not freely distributable, transferable or upstreamable without the payment of Taxes, duties, penalties, governmental charges, required reserves, currency exchange controls, withholding obligations, minority approvals, creditor consents or similar restrictions, or would result in material costs (including Taxes or foreign exchange losses) in connection with any repatriation, distribution, dividend, upstreaming, intercompany loan repayment or similar transfer; provided, however, that Restricted Cash shall not include the MX4 Lease Deposit. Without limiting the foregoing, Restricted Cash includes the aggregate amount of all cash security deposits made or held by the TPI Mexico Entities, or by TPI Parent for the benefit of the TPI Mexico Entities, cash collateralizing any obligation, cash in third party escrow accounts, custodial cash and cash subject to a dominion, control or similar agreement, in each case, excluding the MX4 Lease Deposit.

“Restructuring” has the meaning set forth in the Recitals.

“Review Period” has the meaning set forth in Section 1(e)(ii).

“Section 338(g) Election” has the meaning set forth in Section 9(c).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Social Security Obligations” means any and all assumed Liabilities, whether by required by law or this Agreement, applicable to the Mexico Subsidiary under (a) the National Institute for Workers’ Dwelling (Instituto del Fondo Nacional de la Vivienda para los Trabajadores); (b) the Institute for the National Fund for the Workers’ Consumption (Instituto del Fondo Nacional para el Consumo de los Trabajadores); or (c) the Mexican Institute of Social Security (Instituto Mexicano del Seguro Social).

“Software” means all (a) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (c) databases and compilations, including any and all Data and collections of Data, whether machine readable or otherwise, (d) documentation including user manuals and other training documentation related to any of the foregoing, in each case, clauses (a) through (d); and (e) Data, and does not include any commercially available, off-the-shelf software.

“Straddle Period” has the meaning set forth in Section 9(e).

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors, the board of managers or other governing body of such Person or for which such Person or any of its Subsidiaries acts as a general partner, managing partner, managing member or in a similar capacity, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control.

“Systems” means Software, servers, network and telecommunications equipment, and other computer hardware to the extent Related to the Business, used to process, store, maintain, or operate Data, information or functions used in connection with or in operation of the Business.

“Tax” or “Taxes” means any tax, including any U.S. and non-U.S. federal, state, county, local and municipal taxes, contributions, assessments, duties or similar charges of any kind whatsoever, including income, alternative or add-on minimum, excise, gross receipts, ad valorem, value-added (including VAT), sales, use, production, employment, unemployment, severance, franchise, profits, registration, license, withholding, lease, service, service use, environmental, recording, documentary, filing, permit or authorization, stamp, business and occupation, gains, property (including real or personal property), transfer, payroll, social security, or other similar taxes, including FICA, housing fund National Institute for Workers’ Dwelling (Instituto del Fondo Nacional de la Vivienda para los Trabajadores), retirement savings fund Retirement Savings System (Sistema de Ahorro para el Retiro), workers’ consumption Institute for the National Fund for the Workers’ Consumption (Instituto del Fondo Nacional para el Consumo de los Trabajadores), and any customs or governmental fees in the nature of a tax, together with any surcharges, interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto or amounts arising due to any failure to comply with any requirement imposed by any Government Authority with respect to any Tax Return, in each case, whether disputed or not.

“Tax Returns” means all returns and reports (including elections, declarations, disclaimers, notices, disclosures, schedules, estimates, claims (including claims for refunds), real property transfer returns and information returns), including amendments thereof and attachments thereto, filed or supplied (or required to be filed or supplied) to a Taxing Authority relating to the determination, assessment, collection or administration of Taxes.

“Taxing Authority” means any U.S. or non-U.S. federal, state, county or municipal or other local government or subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax and/or regulatory authority, imposing Taxes and the agencies, if any, charged with the collection of such Taxes for such jurisdiction.

“Technology” means all technology, Software, information, designs, formulas, algorithms, procedures, models, discoveries, processes, techniques, methods, ideas, know-how, technical Data, programs, subroutines, research and development, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship, and other similar materials, and confidential, proprietary or non-public information, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Third Party Consents” has the meaning set forth in Section 6(i).

“TPI’s Bankers” has the meaning set forth in Section 4(j).

“TPI Group Entity” or “TPI Group Entities” has the meaning set forth in the Preamble.

“TPI Mexico Entities” means, collectively, TPI Mexico V, TPI Mexico VI and the Mexico Subsidiary and each, a “TPI Mexico Entity”.

“TPI Mexico V” has the meaning set forth in the Preamble.

“TPI Mexico V Direct Investment” has the meaning set forth in the Recitals.

“TPI Mexico V Direct Investment Interests” has the meaning set forth in the Recitals.

“TPI Mexico V Equity Commitment” has the meaning set forth in Section 1(a)(i).

“TPI Mexico VI” has the meaning set forth in the Preamble.

“TPI Mexico VI Direct Investment” has the meaning set forth in the Recitals.

“TPI Mexico VI Direct Investment Interests” has the meaning set forth in the Recitals.

“TPI Mexico VI Equity Commitment” has the meaning set forth in Section 1(a)(ii).

“TPI Parent” has the meaning set forth in the Preamble.

“TPI Parent Customs Deposits and Bonds” means the customs deposits and bonds paid by TPI Parent set forth on Schedule A-1 of the Disclosure Schedules.

“TPI Parent Guarantees” means, collectively, all letters of credit, guarantees, surety bonds, performance bonds and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) TPI Parent or any of its Affiliates (other than exclusively to the TPI Mexico Entities) Related to the Business.

“TPI Parent Leasehold Security Deposits” means the Leasehold Security Deposits paid by TPI Parent as set forth in Section 4(s)(v) of the Disclosure Schedules.

“TPI Transaction Agreements” means this Agreement, the TSA, and each other Transaction Agreement to which any TPI Group Entity is a party thereto.

“TPI Transactions” means the transactions contemplated by TPI Transaction Agreements.

“Trade Secrets” means all trade secrets, as defined in the Uniform Trade Secrets Act published by the Uniform Law Commission, as amended.

“Trademarks” means any and all trademarks, service marks, trade names, corporate names, trade dress and logos, including all applications, registrations, extensions and renewals of the foregoing and all goodwill associated with the foregoing.

“Transaction Agreements” means this Agreement, the other TPI Transaction Agreements, the other Commitment Party Transaction Agreements and any other contracts, agreements, instruments or documents required to be delivered at the Plan Effective Date, in each case, including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Transaction Costs” means, to the extent not paid by the Mexico Subsidiary or its Affiliates prior to Plan Effective Date, without duplication, if any, all fees and expenses of the Mexico Subsidiary that have been incurred in connection with TPI Transactions, the Transaction Agreements or any of the transactions contemplated by the Transaction Agreements, with respect to any brokerage commissions, finders’ fees, financial advisory fees, fees for counsel, accountants and other advisors, (a) the amount of any retention bonus, change of control payment, commission, stay bonus, transaction bonus, discretionary bonus, incentive bonus or compensation, deferred compensation payment or other similar payment or obligation of any kind payable by the Mexico Subsidiary that becomes payable, if any, to any service provider of the Mexico Subsidiary that is accelerated by or payable in connection with or as a result of the execution of this Agreement and/or the consummation of the transactions contemplated hereby, and (b) the employer’s share of Taxes attributable to the payment of the amounts referred to in the preceding clause (a) above; provided, that Transaction Costs shall not include (i) any amounts included in Debt, (ii) Transfer Taxes, (iii) severance payment obligations of the Commitment Party pursuant to Section 7(d) in respect of any Covered Employee or (iv) any Liabilities solely between and among the TPI Mexico Entities.

“Transaction Dispute” has the meaning set forth in Section 17(a).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means all sales, use, purchase, excise, gross receipts, ad valorem, direct or indirect real property, transfer, intangible, stamp, business and occupation, value added (including VAT), goods and service tax, customs and import duties, recording, documentary, filing, permit or authorization, leasing, license, lease, service, service use, severance, franchise, profits, gains, property registration, and similar non-income Taxes imposed or arising with respect to the Transactions or any component thereof (excluding, in each case, the Restructuring), together with any interest and any penalties, additions to Tax or additional amounts imposed by any Government Authority with respect thereto.

“TSA” means the Transition Services Agreement and schedules thereto to be in form and substance: (i) consistent with the services term sheet attached hereto as Exhibit D, and (ii) otherwise reasonably acceptable to TPI Parent, Commitment Party and the TPI Group Entities.

“U.S.” means the United States of America.

“Union” means any labor union or other employee representative body.

“Unrelated Mexico Entity” has the meaning set forth in the Preamble.

“Unrelated Mexico Entity Assignment” has the meaning set forth in the Preamble.

“VAT” means value added tax and any similar sales or turnover tax of any jurisdiction.

“Wind-Up Date” means the date upon which WindDown Co’s corporate existence ceases to exist.

“WindDown Co” means TPI Parent, any other Debtor (other than the TPI Group Entities) or a liquidating or other trust, legal entity or Person, or successor to any Debtor in any case, designated by the TPI Group Entities to oversee the administration of the Plan after the Plan Effective Date in accordance with the Plan.

EXHIBIT B

Plan Term Sheet

See the attached.

EXHIBIT C

IP License Agreement

See the attached.

EXHIBIT D

Term Sheet for the Transition Services Agreement

See the attached.